Exhibit 99.2

APPENDIX 4E — PRELIMINARY FINAL REPORT FOR THE

YEAR ENDED 31 DECEMBER 2018

1.   Company Details

Name of entity: Revasum, Inc.

ARBN: 629 268 533

Reporting Period: Fiscal year ended 31 December 2018

Previous Corresponding Period: Fiscal year ended 31 December 2017

2.   Results for Announcement to the Market

	2018	2017	Movement Up/(Down)
	US$’000	US$’000	US$’000%

Revenue from ordinary activities	27,277	12,518	14,759	118%
Gross profit	10,155	3,968	6,187	156%
Operating loss	(1,020)	(3,703)	2,683	72%
Loss from ordinary activities after tax attributable to members of the parent entity	(4,355)	(3,751)	(604)	(16)%

3.   Review of Operations and Financial Results

Refer to the accompanying Annual Financial Report for the Consolidated Statement of Profit or Loss and Other Comprehensive Income, Consolidated Statement of Financial Position, Consolidated Statement of Changes in Equity, Consolidated Statement of Cash Flows and accompanying notes.

Also refer to the Operational Update and Directors’ Report in the accompanying Annual Financial Report and accompanying announcement for further details and commentary on the results.

4.   Dividends

No dividends have been paid or are proposed to be paid by Revasum, Inc. for the fiscal year 2018 (2017: $Nil).

5.   Net Tangible Assets per share:

	2018	2017
Net tangible assets per share (US$ per share)	0.44	3.72	(1)

(1)     Please note this is pre-IPO and pre-capital restructure.

6.   Control Gained or Lost over Entities

During the fiscal year, Revasum, Inc. incorporated a subsidiary, Revasum Australia, Inc. The subsidiary is incorporated in the State of Delaware, United States of America. The subsidiary was dormant for the whole of fiscal year 2018.

7.   Details of Associates and Joint Venture Entities

The Group has no investments in associates or joint ventures during the reporting period.

8.   Accounting Standards

The annual financial report has been compiled using Australian Accounting Standards and Interpretations issued by the Australian Accounting Standards Board (“AASB”).

9.   Audit Status

The Revasum, Inc. annual financial report for the fiscal year ended 31 December 2018 has been subject to audit by our external auditors, BDO East Coast Partnership. A copy of the independent audit report to the members of Revasum, Inc. is included in the accompanying annual report.

/s/ Ryan Benton
Ryan Benton (Company Secretary)
26 February 2019

REVASUM, INC.

A DELAWARE CORPORATION

ARBN 629 268 533

ANNUAL FINANCIAL REPORT

FOR THE YEAR ENDED

31 DECEMBER 2018

TABLE OF CONTENTS

Corporate Directory	2

Chairman’s Letter	3

Operational Update	4

Directors’ Report	6

Consolidated Statement of Profit or Loss and Other Comprehensive Income	13

Consolidated Statement of Financial Position	14

Consolidated Statement of Changes in Equity	15

Consolidated Statement of Cash Flows	16

Notes to the Consolidated Financial Statements	17

Directors’ Declaration	43

Independent Auditor’s Report	44

Additional Shareholder Information	49

CORPORATE DIRECTORY

Company

Revasum, Inc.

825 Buckley Road

San Luis Obispo, 93401 USA

Phone: +1 (805) 541 6424

Website: www.revasum.com

Directors

Jerry Cutini	Executive Chairman, President and Chief Executive Officer
Ryan Benton	Executive Director, Senior Vice President and Chief Financial Officer
Kevin Landis	Non-Executive Director
Paul Mirabelle	Independent Non-Executive Director
Vivek Rao	Independent Non-Executive Director

Company Secretary

Ryan Benton

Australian Securities Exchange Representative

Naomi Dolmatoff

United States Registered Office

c/o Incorporating Services Ltd

3500 South Dupont Highway

Dover, Delaware 19901 USA

Australian Registered Office

c/o Company Matters Pty Limited

Level 12, 680 George Street

Sydney, NSW 2000 Australia

United States Legal Adviser

Troutman Sanders LLP

5 Park Plaza

Suite 1400

Irvine, CA, 92614 USA

Australian Legal Adviser

Maddocks

Angel Place Level 27

123 Pitt Street

Sydney, NSW 2000 Australia

Share Registries

Link Market Services	American Stock Transfer and Trust Company, LLC
Level 12, 680 George Street	6201, 15th Avenue
Sydney, NSW 2000 Australia	Brooklyn, NY 11219 USA
Telephone: +61 1300 554 474	Telephone: +1 (718) 921 8386

Securities Exchange Listing

Revasum, Inc. (ASX Code: RVS)

Chess Depository Interests (“CDIs”) over shares of the Company’s common stock are quoted on the Australian Securities Exchange. One CDI represents one fully paid share in the Company.

CHAIRMAN’S LETTER

Fellow Shareholders,

I am very pleased to present the Annual Financial Report for Revasum, Inc. for the 2018 Fiscal Year. We closed out 2018 by completing an Initial Public Offering (IPO) on the ASX in early December. This public listing provided the Company the capital it needs to take advantage of our enormous market opportunity. We also finished the year by executing operationally to meet our customer delivery commitments. These two things combined to bring an extraordinarily successful and eventful year to a close.

In addition to the IPO, we achieved numerous major milestones in 2018. Most importantly, we continued to succeed in winning where it counts most — at the customer. In 2018 we increased the number of active customers for our systems offering — adding 7 new customers to our roster. As a result, we saw phenomenal year-over-year revenue growth of 118%, which was in-line with the initial guidance in our IPO prospectus. Additionally, we secured commitments from two new strategic customers to work with Revasum on single-wafer Silicon Carbide (SiC) substrate manufacturing lines. Those critical programs will provide Revasum future revenue streams as they come online with volume manufacturing requirements.

Revasum sees growth potential across multiple markets in the semiconductor industry. Late 2018 and early 2019 saw multiple industry-wide announcements that confirm our belief in the growth potential for SiC substrates. Customers and potential customers all announced increased production and supply agreements for these important materials. End users, the automobile companies continue to announce increased usage of SiC devices for electric and hybrid-electric vehicles. In our view, this confirms our decision to invest in new product development for machines designed specifically to address this important market.

We have two key development programs in 2019 that will drive our growth in 2019 and 2020. We will start with SiC and continue with the release of our new CMP system in 2020. As we discussed in our IPO prospectus, the first new product we expect to deliver will be our first SiC-focused polishing system which we expect to deliver in the second half of 2019, on schedule and on budget. This system is being engineered with input from key customers (current and prospective) and we believe when released it will be well-positioned to capitalize on the growing market demand. The second new product being developed will be for the enormous and growing device CMP market. Revasum has a long history of designing machines for similar applications and we believe our expertise is the reason customers continue to seek us out to work with them on critical technology systems.

In 2018, the end markets we target showed strength and we capitalized on that opportunity. As we look forward into 2019 we’re encouraged by the continued strength in our end markets and the response from our customers to our new product development programs. All of us at Revasum thank you for your support and we look forward to the coming years.

Very Sincerely,

/s/ Jerry Cutini

Jerry Cutini
Executive Chairman, President and Chief Executive Officer

OPERATIONAL UPDATE

FISCAL YEAR 2018 HEADLINES

•                  Record revenue of US$27.3 million for the fiscal year ended 31 December 2018, an increase of 118% from the prior year.

•      Global resources added to support growth and new product development:

•       Headcount increased from 59 employees, to 106 employees during 2018.

•       Opened a branch office in Taiwan, increasing sales and service support for our Asia customer base.

•      Began new product development of Silicon Carbide (“SiC”)-focused polisher.

•      Development projects in progress with three leading SiC substrate manufacturers.

•                  Successfully completed an Initial Public Offering (“IPO”) and listing on the Australian Securities Exchange.

FISCAL YEAR 2018 SUMMARY OF RESULTS

(in thousands)

			IPO Prospectus
	Actual FY 2018		FY 2018 Forecast		Actual FY 2017
	Amount	% Sales	Amount	% Sales	Amount	% Sales

Revenue	$27,277	100%	$27,496	100%	$12,518	100%
Cost of Sales	17,122	63%	17,526	64%	8,550	68%
Gross Margin	$10,155	37%	$9,970	36%	$3,968	32%

Research & Dev.	3,857	14%	3,828	14%	3,495	28%
Selling & Marketing	3,405	12%	3,276	12%	2,125	17%
General & Admin.	2,382	9%	2,744	10%	1,939	15%
IPO Costs	1,264	5%	1,015	4%	—	—%
Stock Based Comp.	267	1%	286	1%	112	1%
Total Expenses	$11,175	41%	$11,149	41%	$7,671	61%

Operating Loss	$(1,020)	(4)%	$(1,179)	(4)%	$(3,703)	(30)%
Adjusted EBITDA(1)	$830	3%	$339	1%	$(3,126)	(25)%

(1) Adjusted EBITDA — Earnings before Interest, Taxes, Depreciation & Amortization, non-cash Stock-based compensation expense, IPO Costs, and certain non-operating items (e.g. gains & losses, valuation loss on common warrant). Management uses adjusted EBITDA to evaluate the operating performance of the business prior to the impact of significant items, the non-cash impact of depreciation and amortisation and interest and tax charges.

FISCAL YEAR 2018 KEY OPERATING HIGHLIGHTS

•                  Revenue of US$27.3 million increased 118% compared to prior fiscal year and compares to US$27.5 million forecasted total revenue in the IPO prospectus. These amounts include system revenue of US$21.6 million which represents an increase of 148% from the same period a year ago and compares to US$21.6 million forecasted system revenue in the IPO prospectus. System revenue increased principally as a result of an increase number of shipments — 35 units shipped in 2018 (in line with IPO prospectus forecast of 35 units) compared to 12 units shipped in the prior year.

•                  Gross margin of 37.2% up from the 31.7% reported in the prior year and compares to gross margin of 36.3% forecasted in the IPO prospectus.

•                  Operating expenses of US$11.2 million increased $3.5 million from the previous year’s expenses of US$7.7 million and was in-line with the US$11.1 million forecasted in the IPO prospectus. FY18 operating expenses include US$1.3 million costs associated with the ASX listing.

•                  For the full year 2018, the Company made an operating loss of US$1.0 million which compares to the operating loss of US$1.2 million forecasted in the IPO prospectus.

•                  Net loss of US$4.4 million compared to the previous year’s net loss of US$3.8 million, and a $4.8 million net loss forecasted in the IPO prospectus. FY18 net loss includes a non-cash US$3.1 million loss upon revaluation of common stock warrants prior to the ASX listing (compares to US$3.4 million forecasted revaluation loss in the IPO prospectus).

CONDENSED STATEMENT OF FINANCIAL POSITION AS AT 31 DECEMBER 2018

(in thousands)

	2018	2017

Cash and cash equivalents	$24,469	$2,406
Trade and other receivables	8,189	2,488
Inventories - net	8,378	4,039
Property, plant and equipment - net	1,034	382
Intangible assets - net	1,536	237
Other assets	600	658
Total assets	$44,206	$10,210

Trade and other payables	$5,911	$2,414
Customer deposits	2,742	3,313
Borrowings	—	1,000
Other liabilities	560	537
Total liabilities	$9,213	$7,264

Total equity	$34,993	$2,946

CONDENSED STATEMENT OF FINANCIAL POSITION HIGHLIGHTS

•                  Cash and cash equivalents at 31 December 2018 increased $22.1 million to $24.5 million, principally as result of funds received from the Company’s initial public offering on the ASX in December 2018.

•                  As of 31 December 2018, trade and other receivables increased to $8.2 million (up $5.7 million from 31 December 2017), inventories increased to $8.4 million (up $4.4 million from 31 December 2017), and trade and other payables increased to $5.9 million (up from $2.5 million from 31 December 2017) all due to increased sales volumes.

•      Borrowings as of 31 December 2018 were $Nil.

DIRECTORS’ REPORT

The directors present their report for Revasum, Inc. (“Revasum” or “Company”) together with the financial statements on the Consolidated Entity (referred to hereafter as the “Consolidated Entity” or “Group”) consisting of the Company and its subsidiary for the fiscal year ended 31 December 2018 and the auditor’s report thereon.

DIRECTORS

The following persons were directors of the Company during the whole of the fiscal year and up to the date of this report, unless otherwise stated:

Jerry Cutini	Executive Chairman, President and Chief Executive Officer (“CEO”)
Ryan Benton	Executive Director, Senior Vice President (“SVP”) and Chief Financial Officer (“CFO”)	Appointed 8 August 2018
Kevin Landis	Non-Executive Director
Paul Mirabelle	Independent Non-Executive Director	Appointed 18 October 2018
Vivek Rao	Independent Non-Executive Director	Appointed 24 October 2018

PRINCIPAL ACTIVITIES

Revasum designs, manufactures and markets a portfolio of semiconductor processing equipment. The Group’s product portfolio includes grinding, polishing and chemical mechanical planarization (CMP) equipment (also referred to as ‘‘systems”) used to manufacture substrates and devices for the global semiconductor industry.

The systems that Revasum manufactures are a key part of the production chain in manufacturing and processing wafers sized 200mm and below that are used to make microchips, sensors, LEDs, RF devices and power devices which are commonly used in connected IoT devices, cellphones, wearables, automotive, 5G and industrial applications.

No significant change in the nature of these activities occurred during the fiscal year.

REVIEW OF OPERATIONS AND FINANCIAL RESULTS

Revenue for the year ended 31 December 2018 increased by 118% to $27.28 million (2017: $12.52 million), including systems revenue of $21.62 million (2017: $8.65 million).

For the year ended 31 December 2018, the net operating loss was $4.36 million (2017: $3.75 million). This includes non-recurring expenditure in connection with the initial public offering (“IPO”) of $1.26 million (2017: $Nil) and a non-recurring loss on revaluation of warrants of $3.08 million (2017: $Nil).

On 17 August 2018, Revasum Australia, Inc., a wholly-owned subsidiary of Revasum, was incorporated in the State of Delaware, United States of America.

During the fiscal year, the Group opened a Taiwan Branch of Revasum, Inc.

SIGNIFICANT CHANGES IN THE STATE OF AFFAIRS

On 4 December 2018, the Company successfully listed its CHESS Depository Interests (CDIs) on the ASX, following an A$30.7 million (US$22.5 million) IPO. The Company issued 15,357,143 new CDIs over shares of common stock (ordinary shares) at an issue price of A$2.00 per CDI. The capital raised by the IPO will be mainly used to fund the development of two new products, increase headcount and for general corporate working capital.

There were no other significant changes in the state of affairs of the Group during the fiscal year.

DIVIDENDS

No dividends were paid or proposed during the year ended 31 December 2018 and the Company does not intend to pay any dividends for the fiscal year 2018 (2017: $Nil).

PRESENTATION CURRENCY

The functional and presentation currency of the Group is United States Dollars. The financial report is presented in United States Dollars with all references to dollars, cents or $’s in these financial statements presented in US currency, unless otherwise stated.

ROUNDING OF AMOUNTS

Unless otherwise stated, amounts have been rounded to the nearest thousand United States Dollars.

JURISDICTION OF INCORPORATION

The Company is incorporated in the State of Delaware, United States of America and is a registered foreign entity in Australia. As a foreign company registered in Australia, the Company is subject to different reporting and regulatory regimes than Australian companies.

DELAWARE LAW, CERTIFICATE OF INCORPORATION AND BYLAWS

As a foreign Company registered in Australia, the Company will not be subject to Chapters 6, 6A, 6B and 6C of the Corporations Act dealing with the acquisition of shares (including substantial shareholdings and takeovers). Under the provisions of Delaware General Corporation Law (“DGCL”), shares are freely transferable subject to restrictions imposed by US federal or state securities laws, by the Company’s certificate of incorporation or bylaws, or by an agreement signed with the holders of the shares at issue. The Company’s amended and restated certificate of incorporation and bylaws do not impose any specific restrictions on transfer. However, provisions of the DGCL, the Company’s Certificate of Incorporation and the Company’s Bylaws could make it more difficult to acquire the Company by means of a tender offer (takeover), a proxy contest or otherwise, or to remove incumbent officers and Directors of the Company. These provisions could discourage certain types of coercive takeover practices and takeover bids that the Board may consider inadequate and to encourage persons seeking to acquire control of the Company to first negotiate with the Board. The Company believes that the benefits of increased protection of its ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure the Company outweigh the disadvantages of discouraging takeover or acquisition proposals because, among other things, negotiation of these proposals could result in an improvement of their terms.

MATTERS SUBSEQUENT TO THE END OF THE FISCAL YEAR

On 2 January 2019, 657,500 options with an exercise price of US$1.26 and 150,000 restricted stock units were granted to employees and consultants.

On 25 January 2019, Revasum signed an agreement with regards to the implementation of a new ERP system. Estimated implementation costs payable to the ERP provider are $0.5 million. The initial subscription service term is for 5 years, with an annual fee. After this initial term, the subscription services will automatically renew from year to year unless terminated.

On 4 February 2019, 500,000 options with an exercise price of US$1.30 were granted to employees.

On 12 February 2019, IOOF Holdings Limited, a substantial shareholder of Revasum, Inc., increased their holding in the Company from 9.188% to 11.093%.

No other matter or circumstance has arisen since 31 December 2018 that has significantly affected, or may significantly affect the Group’s operations, the results of those operations, or the Group’s state of affairs in future fiscal years.

LIKELY DEVELOPMENTS AND EXPECTED RESULTS OF OPERATIONS

The Group’s core growth strategy involves continuing its strong market-driven product development focus in order to continue to capitalize on strong growth in demand for 200mm substrate and device fabrication capacity. The Group’s growth strategy also includes:

1.              Increasing sales, marketing and product demonstration capabilities to secure new customers and help expedite the conversion of existing pipeline customers;

2.     Expanding the product portfolio which in turn increases the addressable market size; and

3.              Continuing two customer-led product development projects, which are expected to add incremental sales and further enable Revasum to capitalize on key market trends.

CORPORATE GOVERNANCE

The Company, as a Delaware incorporated corporation, seeks to achieve substantive compliance with the governance recommendations set out in the ‘Corporate Governance Principles and Recommendations 3rd Edition’, published by the ASX Corporate Governance Council (the ASX Principles). The Company’s Corporate Governance Statement can be viewed at https://investors.revasum.com/investor-centre/.

ENVIRONMENTAL REGULATION

The Group is not subject to any significant environmental regulation under United States of America legislation. The Group is committed to the sustainable management of environmental, health, and safety (EHS) concerns as a core business principle. This includes ensuring compliance with all applicable government standards and regulations and providing a safe and healthy workplace, while reducing our environmental footprint. We integrate health, safety, and environmental considerations into all aspects of our business, including product design and services, to provide productive and responsible solutions by:

•              Striving for zero accidents through the application of an EHS Management System;

•              Implementing pollution prevention control strategies; and

•              Committing to continual improvement for our customers, Company, and personnel of the Group.

The Board of Directors considers that adequate systems are in place to manage the Group’s obligations and is not aware of any breach of environmental requirements as they relate to the Group.

SHARE OPTIONS AND RESTRICTED STOCK UNITS

Share options and restricted stock units (“RSUs”) over issued shares in the Company were granted both during the year, and also subsequent to the fiscal year end. The number of options and RSUs outstanding as at the date of this report, and all other movements in share options and RSUs, are disclosed in Note 20 to the financial statements.

SECURITIES ON ISSUE

The Company has the following securities on issue as at 31 December 2018:

Shares of common stock	76,508,678 (of which 23,186,498 are held as CDIs)

Options over shares of common stock	13,220,550

Restricted Stock Units	2,402,160

INFORMATION ON DIRECTORS

Jerry Cutini

Executive Chairman, President and Chief Executive Officer

Experience and expertise:

Jerry has over 35 years’ experience in the semiconductor equipment industry with roles at Applied Materials (NASDAQ: AMAT), Silicon Valley Group (NASDAQ: SVGI), OnTrak Systems (NASDAQ: ONTK), Lam Research (NASDAQ: LRCX), Gasonics International (NASDAQ: GSNX) and Aviza Technology (NASDAQ: AVZA), among others. Currently Jerry is involved with the Global Trade Association, of Semiconductor Equipment and Materials International (SEMI), North American Advisory Board (NAAB), Public Policy Committee.

Special responsibilities:	Chairman of the Board.

Other directorships:	None.

Ryan Benton

Executive Director, Senior Vice President and Chief Financial Officer

Experience and expertise:

Ryan joined Revasum as CFO in September 2018 bringing over 25 years of finance, operations, and transaction experience. Prior to this role, he served as CFO of BrainChip Holdings Ltd (ASX: BRN) and CEO and Board Member at Exar Corporation (NYSE: EXAR), which was acquired by MaxLinear Corporation (NASDAQ: MXL) in May 2017. Previous roles included senior and consulting positions at ASM International NV (NASDAQ: ASMI), and eFunds Corporation (NASDAQ: EFDS).

Special responsibilities:	Chief Financial Officer.

Other directorships:	Non-executive director and Audit Committee Chairman of Pivotal Systems Corporation ASX: PVS).

INFORMATION ON DIRECTORS (CONTINUED)

Kevin Landis

Non-Executive Director

Experience and expertise:

Kevin joined the Board in 2016 and is the CEO and CIO of Firsthand Capital Management, an investment management firm he founded in 1994. Firsthand Capital Management is the investment adviser to Firsthand Technology Value Fund, Inc. (NASDAQ: SVVC), a publicly traded venture capital fund. Kevin has over two decades of experience in engineering, market research, product management and investing in the technology sector. Kevin is Firsthand’s nominee director to the board of Revasum, Inc.

Special responsibilities:	Member of the Audit and Risk Committee.
Member of the Remuneration and Nomination Committee.

Other directorships:	Non-executive director of Pivotal Systems Corporation (ASX: PVS).

Paul Mirabelle

Independent Non-Executive Director

Experience and expertise:

Paul is a business executive based in Australia with extensive leadership experience across both private and public companies, specializing in strategy, international growth, mergers and acquisitions, and private equity-backed ventures. Paul has extensive commercial experience, most recently as Asia Pacific Regional Director at Amplifon, the global leader in audiology, a role he has held since 2010.

Special responsibilities:	Chairman of the Audit and Risk Committee.
Member of the Remuneration and Nomination Committee.

Other directorships:	Independent non-executive director of Vita Group Limited (ASX: VTG).

Vivek Rao

Independent Non-Executive Director

Experience and expertise:

Vivek Rao is a semiconductor capital equipment specialist with more than 23 years’ experience in the global industry. Vivek has held a number of technology leadership and managerial roles in the Silicon Valley and is presently the President and Chief Operations Officer of SPT Microtechnologies. He is also the Managing Director of international subsidiaries in Germany, Taiwan, Singapore and Malaysia for SPT Microtechnologies a division of Sumitomo Precision Products. Vivek is currently a Non-Executive Director of BluGlass Limited (ASX: BLG).

Special responsibilities:	Member of the Audit and Risk Committee.
Chairman of the Remuneration and Nomination Committee.

Other directorships:	Non-Executive Director of BluGlass Limited (ASX: BLG).

DIRECTORS’ INTEREST IN EQUITY INSTRUMENTS OF THE COMPANY

The directors of the Group are shown together with their holdings of common stock and options, held directly or indirectly:

	Direct		Indirect
	Common Stock	Options/RSUs	Common Stock		Options/RSUs

Jerry Cutini	120,000	4,205,100	182,700	(1)	—
Ryan Benton	276,795	2,941,845	—		—
Kevin Landis	—	—	—		—
Paul Mirabelle	30,000	75,000	—		—
Vivek Rao	22,605	75,000	—		—
	449,400	7,296,945	182,700		—

(1)   Common stock held by Cutini Family Living Trust, of which Jerry Cutini is Trustee.

REMUNERATION REPORT

EXECUTIVE COMPENSATION

This section discusses the principles underlying our policies and decisions with respect to the compensation of our named executive officers, and all material factors relevant to an analysis of these policies and decisions. Our named executive officers for the fiscal year ended 31 December 2018 were:

•	Jerry Cutini	Executive Chairman, President and Chief Executive Officer; and
•	Ryan Benton	Executive Director, Senior Vice President and Chief Financial Officer.

COMPONENTS OF EXECUTIVE COMPENSATION

The principal components of our executive compensation are base salary, cash bonuses and long-term incentives. Our Remuneration and Nomination Committee consider that each component of executive compensation must be evaluated and determined with reference to competitive market data, individual and corporate performance, our recruiting and retention goals and other information we deem relevant.

Our executive officers are also eligible to participate in our 401(k) retirement plan.

The terms of each named executive officer’s compensation are derived from the employment agreements the Company has entered into with them.

The components of the executive compensation packages for our named executive officers for fiscal year 2018 were as follows:

Jerry Cutini — Executive Chairman, President and Chief Executive Officer

Mr. Cutini received a fixed remuneration package US$275,000 per annum. Mr. Cutini is also eligible to participate in various customary employee benefit programs maintained by Revasum and is eligible for an annual discretionary bonus as determined by the Board or the Remuneration and Nomination Committee.

Pursuant to Mr. Cutini’s Cash Bonus Incentive Award Agreement, Mr. Cutini has been granted a cash incentive bonus in the amount of US$550,000 payable upon the occurrence of certain events, including the Company completing an initial public offering of its common stock in the U.S. or in Australia and the Company’s Shares or CDIs (as applicable) trading at or above defined share price targets on a volume-weighted average selling price basis, for a period of at least thirty (30) consecutive trading days.

Pursuant to Mr. Cutini’s Employment Agreement, if Mr. Cutini is terminated by the Company without cause or if he resigns for good reason and Mr. Cutini signs a general release of claims in favour of the Company and complies with certain other requirements, the Company must pay Mr. Cutini severance in an amount equal to twelve months of his base salary, twelve months of health insurance coverage and 100% of his annual target bonus for the period in which termination occurs. All of Mr. Cutini’s unvested Options and Restricted Stock Units are subject to acceleration of vesting upon a change of control of the Company, certain of his Options vest only subject to achievement of a time-based vesting schedule and his Restricted Stock Units vest subject to both the achievement of a performance-based vesting schedule as well as time-based vesting schedule.

Ryan Benton — Executive Director, Senior Vice President and Chief Financial Officer

Mr. Benton received a fixed remuneration package US$250,000 per annum. Mr. Benton is also eligible to participate in various customary employee benefit programs maintained by Revasum and is eligible for an annual discretionary bonus as determined by the Board or the Remuneration and Nomination Committee.

Pursuant to Mr. Benton’s Cash Bonus Incentive Award Agreement, Mr. Benton has been granted a cash incentive bonus in the amount of US$500,000 payable upon the occurrence of certain events, including the Company completing an initial public offering of its common stock in the U.S. or in Australia and the Company’s Shares or CDIs trading at or above defined share price targets on a volume-weighted average selling price basis, for a period of at least thirty (30) consecutive trading days.

Pursuant to Mr. Benton’s Employment Agreement, if Mr. Benton is terminated by the Company without cause or if he resigns for good reason and Mr. Benton signs a general release of claims in favour of the Company and complies with certain other requirements, the Company must pay Mr. Benton severance in an amount equal to twelve months of his base salary, twelve months of health insurance coverage and 100% of his annual target bonus for the period in which termination occurs. All of Mr. Benton’s unvested Options and Restricted Stock Units (“RSUs”) are subject to acceleration of vesting upon a change of control of the Company, certain of his Options vest only subject to achievement of a time-based vesting schedule and his RSUs vest subject to both the achievement of a performance-based vesting schedule as well as time-based vesting schedule.

COMPONENTS OF EXECUTIVE COMPENSATION (CONTINUED)

The following table sets out the executive compensation (excluding share options and RSUs issued) paid to our named executive officers under the above employment contracts during the fiscal year ended 31 December 2018:

	Base Salary	Cash Bonus	401(K)	Total
Executive Officer	(Gross $)	$	$	$

Jerry Cutini	$275,000	—	$5,288	$280,288
Ryan Benton	70,192	—	—	70,192
	$345,192	—	$5,288	$350,480

NON-EXECUTIVE DIRECTORS’ COMPENSATION

The non-executive directors for the fiscal year ended 31 December 2018 were as follows:

•	Kevin Landis	Non-Executive Director;
•	Paul Mirabelle	Independent Non-Executive Director; and
•	Vivek Rao	Independent Non-Executive Director.

The following table sets out the compensation (excluding share options and RSUs issued) paid to each of our non-executive directors during the fiscal year ended 31 December 2018, which does not include Mr. Landis, who did not receive compensation for his service as a director:

Non-Executive Director	Directors’ Fees ($)

Paul Mirabelle	$12,164
Vivek Rao	11,178
$23,342

The Company has entered into non-executive director agreements with Mr. Mirabelle and Mr. Rao whereby they are entitled to receive US$50,000 per annum for their role as a non-executive director, and a further US$10,000 per annum as chair of the Remuneration and Nomination Committee and the Audit and Risk Committee respectively.

INDEMNITY AND INSURANCE OF DIRECTORS AND OFFICERS

The Company has indemnified directors and executives of the Company for costs incurred, in their capacity as a director or officer, for which they may be held personally liable, except where there is a lack of good faith.

INDEMNITY AND INSURANCE OF AUDITOR

The Company has not, during or since the end of the fiscal year, indemnified or agreed to indemnify the auditor of the Company or any related entity against a liability incurred by the auditor.

During the fiscal year, the Company has not paid a premium in respect of a contract to insure the auditor of the Company or any related entity.

NON-AUDIT SERVICES

Details of amounts paid or payable to the auditor for non-audit services provided during the fiscal year by the auditor are outlined in Note 27 to the financial statements.

PROCEEDINGS ON BEHALF OF THE COMPANY

No proceedings have been brought or intervened in on behalf of the Company.

On behalf of the directors

/s/ Jerry Cutini
Jerry Cutini
Executive Chairman, President and Chief Executive Officer
26 February 2019
San Luis Obispo, California, USA

CONSOLIDATED STATEMENT OF PROFIT OR LOSS AND OTHER

COMPREHENSIVE INCOME

FOR THE FISCAL YEAR ENDED 31 DECEMBER 2018

(in thousands, except share and per share amounts)

	Note	2018	2017

Revenue	2	$27,277	$12,518
Cost of goods sold		(17,122)	(8,550)
Gross profit		10,155	3,968
Gross margin		37.2%	31.7%
Expenses
Research & development	3	(3,857)	(3,495)
Selling & marketing	3	(3,405)	(2,125)
General & administrative	3	(2,382)	(1,939)
Initial public offering costs		(1,264)	—
Stock based compensation	20	(267)	(112)
Total expenses		(11,175)	(7,671)
Operating loss		(1,020)	(3,703)

Finance income		15	—
Finance expenses		(275)	(48)
Revaluation of warrants	17	(3,075)	—
Net loss before income tax expense		(4,355)	(3,751)

Income tax expense	4	—	—
Net loss for the year		$(4,355)	$(3,751)

Other comprehensive income for the year, net of tax		—	—
Total comprehensive loss for the year attributable to the members of Revasum, Inc.		$(4,355)	$(3,751)

Loss per share attributable to the members of Revasum, Inc.:
Basic and diluted loss per share	5	$(0.67)	$(7.67)

The above consolidated statement of profit or loss and other comprehensive income should be read in conjunction with the accompanying notes.

CONSOLIDATED STATEMENT OF FINANCIAL POSITION

AS AT 31 DECEMBER 2018

(in thousands, except share and per share amounts)

	Note	2018	2017
Assets
Current assets
Cash and cash equivalents	6	$24,469	$2,406
Trade and other receivables	7	8,189	2,488
Inventories - net	8	8,378	4,039
Other current assets	9	498	542
Total current assets		41,534	9,475
Non-current assets
Property, plant and equipment — net	10	1,034	382
Intangible assets - net	11	1,536	237
Other non-current assets		102	116
Total non-current assets		2,672	735
Total assets		$44,206	$10,210
Liabilities
Current liabilities
Trade and other payables	12	$5,911	$2,414
Customer deposits	13	2,742	3,313
Deferred revenue		60	128
Employee benefits	14	290	197
Warranty provision	15	183	131
Borrowings, current	16	—	405
Lease liabilities, current	21	9	81
Total current liabilities		$9,195	$6,669
Non-current liabilities
Borrowings, non-current	16	—	595
Lease liabilities, non-current	21	18	—
Total non-current liabilities		18	595
Total liabilities		$9,213	$7,264
Net assets		$34,993	$2,946

Contributed equity	18	$43,154	$7,019
Share-based payment reserve	20	379	112
Accumulated losses		(8,540)	(4,185)
Total equity		$34,993	$2,946

The above consolidated statement of financial position should be read in conjunction with the accompanying notes.

CONSOLIDATED STATEMENT OF CHANGES IN EQUITY

FOR THE FISCAL YEAR ENDED 31 DECEMBER 2018

(in thousands, except share and per share amounts)

	Contributed	Share-based payment	Accumulated	Total
	equity	reserve	losses	equity

Balance at 1 January 2017	$2,201	$—	$(434)	$1,767
Loss after income tax expense for the year	—	—	(3,751)	(3,751)
Other comprehensive loss for the year, net of tax	—	—	—	—
Total comprehensive loss for the year	$—	$—	$(3,751)	$(3,751)
Transactions with owners in their capacity as owners:
Shares issued	4,818	—	—	4,818
Share-based payments	—	112	—	112
Balance at 31 December 2017	$7,019	$112	$(4,185)	$2,946
Loss after income tax expense for the year	—	—	(4,355)	(4,355)
Other comprehensive loss for the year, net of tax	—	—	—	—
Total comprehensive loss for the year	$—	$—	$(4,355)	$(4,355)
Transactions with owners in their capacity as owners:
Shares issued on conversion of convertible notes (Note 18)	8,799	—	—	8,799
Shares issued on exercise of warrants (Note 18)	6,825	—	—	6,825
Preferred stock issued (Note 18 (b))	200	—	—	200
Issue of listed ordinary share capital (Note 18)	22,544	—	—	22,544
Share issue costs (Note 18)	(2,233)	—	—	(2,233)
Share-based payments (Note 20)	—	267	—	267
Balance at 31 December 2018	$43,154	$379	$(8,540)	$34,993

The above consolidated statement of changes in equity should be read in conjunction with the accompanying notes.

CONSOLIDATED STATEMENT OF CASH FLOWS

FOR THE FISCAL YEAR ENDED 31 DECEMBER 2018

(in thousands, except share and per share amounts)

	Note	2018	2017
Cash flows used in operating activities
Receipts from customers		$20,936	$11,309
Payments to suppliers and employees		(28,850)	(15,804)
Interest received		15	—
Interest paid		(26)	(48)
Net cash used in operating activities		$(7,925)	$(4,543)
Cash flows used in investing activities
Payments for property, plant and equipment		(384)	(167)
Payments for capitalized development costs		(1,362)	—
Net cash used in investing activities		$(1,746)	$(167)
Cash flows from financing activities
Proceeds from the issue of common stock	18	21,343	18
Proceeds from the issue of preferred stock	18	200	4,800
Proceeds from the issue of secured promissory note		—	1,000
Repayment of secured promissory note	16	(160)	—
Proceeds from the issue and exercise of warrant	17	3,750	—
Proceeds from the issue of unsecured convertible promissory note	16	7,089	—
Payment of issue costs related to convertible promissory notes and common stock		(407)	—
Finance lease payments		(81)	(78)
Net cash from financing activities		$31,734	$5,740

Net increase in cash and cash equivalents		22,063	1,030
Cash and cash equivalents at the beginning of the fiscal year		2,406	1,376
Cash and cash equivalents at the end of the year	6	$24,469	$2,406

The above consolidated statement of cash flows should be read in conjunction with the accompanying notes.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE FISCAL YEAR ENDED 31 DECEMBER 2018

NOTE 1. SIGNIFICANT ACCOUNTING POLICIES

The principal accounting policies adopted in the preparation of the consolidated financial statements are set out either in the respective notes or below. These policies have been consistently applied to all the periods presented, unless otherwise stated. The financial statements are for the Group including Revasum, Inc. and its subsidiary.

BASIS OF PREPARATION

These general purpose financial statements have been prepared in accordance with Australian Accounting Standards and Interpretations issued by the Australian Accounting Standards Board (“AASB”). The financial statements also comply with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board. The financial statements comprise the consolidated financial statements of the Group which is a for-profit entity for financial reporting purposes under Australian Accounting Standards.

Historical cost convention

The consolidated financial statements, except for the cash flow information, have been prepared on an accrual basis and are based on historical costs, modified, where applicable, by the measurement at fair value of selected non-current assets, financial assets and financial liabilities.

Critical accounting estimates

The preparation of the consolidated financial statements requires the use of certain critical accounting estimates. It also requires management to exercise its judgement in the process of applying the Group’s accounting policies. The areas involving a higher degree of judgement or complexity, or areas where assumptions and estimates are significant to the financial statements, are disclosed throughout the financial statements.

BASIS OF CONSOLIDATION

The consolidated financial statements comprise the financial statements of the Group as at the end of the reporting period. Control is achieved when the Group is exposed, or has rights, to variable returns from its involvement with the investee and has the ability to affect those returns through its power over the investee. Specifically, the Group controls an investee if and only if the Group has:

•      Power over the investee (i.e. existing rights that give it the current ability to direct the relevant activities of the investee)

•      Exposure, or rights, to variable returns from its involvement with the investee, and

•      The ability to use its power over the investee to affect its returns

When the Group has less than a majority of the voting or similar rights of an investee, the Group considers all relevant facts and circumstances in assessing whether it has power over an investee, including:

•      The contractual arrangement with the other vote holders of the investee

•      Rights arising from other contractual arrangements

•      The Group’s voting rights and potential voting rights

The Group re-assesses whether or not it controls an investee if facts and circumstances indicate that there are changes to one or more of the three elements of control. Consolidation of a subsidiary begins when the Group obtains control over the subsidiary and ceases when the Group loses control of the subsidiary. Assets, liabilities, income and expenses of a subsidiary acquired or disposed of during the year are included in the statement of profit and loss and other comprehensive income from the date the Group gains control until the date the Group ceases to control the subsidiary.

Profit or loss and each component of other comprehensive income are attributed to the equity holders of the parent of the Group and to the non-controlling interests, even if this results in the non-controlling interests having a deficit balance. When necessary, adjustments are made to the financial statements of subsidiaries to bring their accounting policies into line with the Group’s accounting policies. All intra-Group assets and liabilities, equity, income, expenses and cash flows relating to transactions between members of the Group are eliminated in full on consolidation.

ROUNDING OF AMOUNTS

Amounts in this report have been rounded off to the nearest thousand United States dollars, except share and per share amounts.

FUNCTIONAL CURRENCY

The financial statements are presented in US dollars, which is the functional and presentational currency of the Group. There has been no change in the functional and presentational currency of the Group.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE FISCAL YEAR ENDED 31 DECEMBER 2018

NOTE 1. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

FOREIGN CURRENCY TRANSACTIONS

Foreign currency transactions are translated into the functional currency using the exchange rates prevailing at the date of the transaction. Foreign currency monetary items are translated at the year-end exchange rate. Non-monetary items measured at historical cost continue to be carried at the exchange rate at the date of the transaction. Non-monetary items held at fair value are reported at the exchange rate at the date when the fair values were determined.

Exchange differences arising on the translation of monetary items are recognized in profit or loss.

Exchange differences arising on the translation of non-monetary items are recognized directly in other comprehensive income to the extent that the underlying gain or loss is directly recognized in other comprehensive income; otherwise the exchange difference is recognized in profit or loss.

CURRENT AND NON-CURRENT CLASSIFICATION

Assets and liabilities are presented in the statement of financial position based on current and non-current classification.

An asset is current when it is expected to be realized or intended to be sold or consumed in normal operating cycle; it is held primarily for the purpose of trading; it is expected to be realized within 12 months after the reporting period; or the asset is cash or cash equivalent unless restricted from being exchanged or used to settle a liability for at least 12 months after the reporting period. All other assets are classified as non-current.

A liability is current when it is expected to be settled in normal operating cycle; it is held primarily for the purpose of trading; it is due to be settled within 12 months after the reporting period; or there is no unconditional right to defer the settlement of the liability for at least 12 months after the reporting period. All other liabilities are classified as non-current.

Deferred tax assets and liabilities are always classified as non-current.

NEW, REVISED OR AMENDED ACCOUNTING STANDARDS ADOPTED

The Group has retrospectively adopted, as at the date of incorporation, all of the new, revised or amended Accounting Standards and Interpretations issued by the Australian Accounting Standards Board (‘AASB’) and the International Financial Reporting Interpretations Committee (IFRIC) that are relevant to its operations and effective for the year commencing 1 January 2018.

Revised or amending Accounting Standards or Interpretations that are not yet mandatory for the year commencing 1 January 2019 have not been early adopted.

NEW STANDARDS AND INTERPRETATIONS NOT YET ADOPTED

Certain new accounting standards and interpretations have been published that are not mandatory for 31 December 2018 reporting periods and have not been early adopted by the Group. The Group’s assessment of the impact of these new standards and interpretations is set out below.

AASB 16 Leases: This standard will primarily affect the accounting by lessees and will result in the recognition of almost all leases on the balance sheet. The standard removes the current distinction between operating and financing leases and requires recognition of an asset (the right to use the leased item) and a financial liability to pay rentals for almost all lease contracts.

Information on the undiscounted amount of the Group’s operating lease commitments at 31 December 2018 under AASB 117, the current leases standard, is disclosed in note 21. Under AASB 16, the present value of these commitments would be shown as a liability on the balance sheet together with an asset representing the right-of-use. The ongoing income statement classification of what is currently predominantly presented as occupancy-related expenses will be split between amortisation and interest expense.

The initial assessment of the impact of AASB 16 has determined that it will have a material impact on the Group’s financial statements. Following further assessment, the Group will decide on the transition method it will adopt. Note that the application of AASB 16 will not impact cash flows.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE FISCAL YEAR ENDED 31 DECEMBER 2018

NOTE 2. REVENUE

Revenue consists of the following (in thousands):

	2018	2017
Systems revenue	$21,624	$8,647
Service, spares and other revenue	5,653	3,871
	$27,277	$12,518

Accounting policy for revenue recognition

The Group has disaggregated revenue recognized from contracts with customers into categories that depict how the nature, amount, timing and uncertainty of revenue and cash flows are affected by economic factors.

Revasum recognizes revenue from systems and spares when the Customer obtains control of the Group’s product, which occurs at a point in time, typically upon leaving the Group’s factory. Taxes collected from customers relating to this revenue and remitted to governmental authorities are excluded from revenues. The Group expenses incremental costs of obtaining a contract as and when incurred because the expected amortization period of the asset that the Group would have recognized is one year or less and the commission rate on the future orders, if any, is commensurate with the commission rate on the initial sale.

Revenues from systems and spares are recorded at the net sales price (transaction price), which includes estimates of variable consideration for which reserves are established and which result from discounts, returns, and other allowances that are offered within contracts between the Group and its customers.

Other revenue is recognized when the related services are performed or when the revenue is earned.

NOTE 3. EXPENSES

Net loss before income tax expense includes the following specific expenses (in thousands):

	2018	2017
Research & development
Salary and benefits	$2,369	$2,322
Travel	230	183
Other	1,258	990
	$3,857	$3,495
Selling & marketing
Salary and benefits	$1,807	$943
Commissions and bonuses	448	99
Travel	328	230
Amortization (Note 11)	129	313
Other	693	540
	$3,405	$2,125
General & administrative
Salary and benefits	$1,729	$1,220
TSA expense	247	338
Other	406	381
	$2,382	$1,939

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE FISCAL YEAR ENDED 31 DECEMBER 2018

NOTE 3. EXPENSES (CONTINUED)

Accounting policy for expenses

Research costs

Expenditure on research activities, undertaken with the prospect of obtaining new technical knowledge and understanding, is recognized in the statement of profit or loss and other comprehensive income as an expense when it is incurred.

Other expenses

Other expenses are classified according to their function, as selling & marketing or general & administrative, include expenses mainly related with facilities, materials and depreciation.

NOTE 4. INCOME TAX EXPENSE

Income tax expense consists of the following (in thousands):

	2018	2017
Deferred tax expense	$—	$—
Current tax expense	—	—
Aggregate income tax expense	$—	$—

Effective tax rate reconciliation (in thousands):

	2018	2017
Loss before income tax expense	$(4,355)	$(3,751)
Tax at the statutory tax rate of 21% (2017: 34%)	(915)	(1,275)
Tax effect amounts which are not deductible/(taxable) in calculating taxable income:
Temporary differences	(90)	365
Permanent differences	668	4
Disallowable expenses	—	—
Unutilized losses carried forward	337	906
Effect on unutilized losses of future reduction in tax rate to 21%	—	—
Income tax expense	$—	$—

Based on historical losses and the expectation of future losses, management cannot conclude that it is more likely than not that the net deferred tax assets will be fully realizable. Accordingly, the Group has provided a full valuation allowance against its net deferred tax assets for the fiscal years ended 31 December 2018 and 31 December 2017.

As of 31 December 2018, the Group had federal and state net operating loss carry forwards of approximately $4.4 million and $3.8 million (2017: federal $2.8 million and state $2.8 million), respectively, available to reduce future taxable income, if any. The net operating loss carry forwards will expire beginning 2036 for both federal and California income tax purposes. Beginning in 2018, federal net operating losses are carried forward indefinitely.

As of 31 December 2018, the Group had federal and state research credit carry forwards of $0.07 million (2017: $Nil) and $0.07 million (2017: $Nil). Federal tax credits begin to expire in 2037. The state tax credits have no expiration date.

Utilization of the net operating loss carry forwards and credits may be subject to a substantial annual limitation due to the ownership change limitations provided by the Internal Revenue Code of 1986, as amended and similar state provisions. The annual limitation may result in the expiration of net operating losses and credits before utilization.

Accounting policy for income tax

The income tax expense for the year comprises current income tax expenses and deferred tax expenses.

Current income tax expense charged to the profit or loss in the tax payable on taxable income for the current period. Current tax liabilities are measured as the amounts expected to be paid to the relevant tax authority using the tax rates and tax laws that have been enacted or substantively enacted by the end of the reporting period.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE FISCAL YEAR ENDED 31 DECEMBER 2018

NOTE 4. INCOME TAX EXPENSE (CONTINUED)

Deferred income tax expense reflects movements in deferred tax asset and deferred tax liability balances during the year as well as unused tax losses.

Deferred tax assets and liabilities are calculated at the tax rates that are expected to apply to the period when the asset is realized, or the liability is settled, and their measurement also reflects the manner in which management expects to recover or settle the carrying amount of the related asset or liability.

Deferred tax assets relating to temporary differences and unused tax losses are only recognized to the extent that it is probably that future taxable profit will be available against which the benefits of the deferred tax asset can be utilized.

Deferred tax assets and liabilities are offset only where there is a legally enforceable right to offset current tax assets against current tax liabilities and deferred tax assets against deferred tax liabilities; and they relate to the same taxable authority on either the same taxable entity or different taxable entities which intend to settle simultaneously.

Critical accounting judgements, estimates and assumptions

The Group is subject to income taxes in the jurisdictions in which it operates. Significant judgement is required in determining the provision for income tax. There are many transactions and calculations undertaken during the ordinary course of business for which the ultimate tax determination is uncertain. The Group recognizes liabilities for anticipated tax audit issues based on the Group’s current understanding of the tax law. Where the final tax outcome of these matters is different from the carrying amounts, such differences will impact the current and deferred tax provisions in the period in which such determination is made.

NOTE 5. LOSS PER SHARE

The calculation of the basic and diluted loss per share is based on the following information (in thousands, except share and per share amounts):

	2018	2017
Reconciliation of earnings used in calculating earnings per share
Loss attributable to ordinary equity holders of Revasum, Inc.	$(4,355)	$(3,751)

	No. of shares	No. of shares
Reconciliation of shares used in calculating earnings per share
Opening balance — adjusted for the impact of the 15:1 share split	727,500	150,000
Shares issued (1-May-2017)	—	502,500
Shares issued (27-Dec-2017)	—	75,000
Shares issued on conversion of preferred stock on IPO (4-Dec-2018)	45,166,110	—
Shares issued on exercise of warrants on IPO (4-Dec-2018)	7,428,570	—
Shares issued on conversion of promissory notes on IPO (4-Dec-2018)	7,829,355	—
Shares issued on IPO (4-Dec-2018)	15,357,143	—
	76,508,679	727,500
Weighted average number of ordinary shares	6,540,851	488,825

Basic and diluted loss per share	$(0.67)	$(7.67)

Preferred stock and options over ordinary shares that would be dilutive if the Group was generating a profit have been excluded from the weighted average number of issued ordinary shares as the Group is generating a loss.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE FISCAL YEAR ENDED 31 DECEMBER 2018

NOTE 6. CASH AND CASH EQUIVALENTS

Cash and cash equivalents consisted of the following (in thousands):

	2018	2017
Cash at bank	$4,455	$2,406
Call deposits	20,014	—
	$24,469	$2,406

There are no restrictions or limitations on the use of cash and cash equivalents.

Accounting policy for cash and cash equivalents

Cash and cash equivalents include cash on hand, deposits held at call with financial institutions, other short-term, highly liquid investments with original maturities of three months or less or that are readily convertible to known amounts of cash and which are subject to an insignificant risk of changes in value.

Reconciliation of Cash Flow from Operations with net loss for the year (in thousands):

	2018	2017
Net loss for the year	$(4,355)	$(3,751)
Depreciation expense	190	152
Amortization expense	129	313
Impairment of property, plant and equipment	—	24
Transfer of WIP to property, plant and equipment	(431)	—
Unpaid capitalized development costs	(59)	—
Share-based payment expense	267	112
Revaluation of warrants	3,075	—
Non-cash interest expense on convertible notes	143	—
Foreign exchange loss on convertible notes	96	—
Change in operating assets and liabilities
Increase in trade and other receivables	(5,701)	(1,137)
Increase in inventories - net	(4,338)	(2,950)
Decrease/(increase) in other assets	59	(411)
Increase in trade and other payables	3,495	798
Decrease in deferred revenue	(70)	(72)
(Decrease)/increase in customer deposits	(570)	2,226
Increase in employee benefits	93	22
Increase in warranty provision	52	131
Net cash outflow from operating activities	$(7,925)	$(4,543)

NOTE 7. TRADE AND OTHER RECEIVABLES

Trade and other receivables consisted of the following (in thousands):

	2018	2017
Trade receivables	$7,387	$1,823
Accrued income	802	665
	$8,189	$2,488

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE FISCAL YEAR ENDED 31 DECEMBER 2018

NOTE 7. TRADE AND OTHER RECEIVABLES (CONTINUED)

Trade receivables past due but not impaired (in thousands):

Months overdue	2018	2017
1 to 3 months	$1,815	$838
4 to 6 months	267	16
7 to 9 months	420	4
Over 9 months	93	—
	$2,595	$858

Amounts are considered as ‘past due’ when the debt has not been settled within the terms and conditions agreed between the Group and the customer or counter party to the transaction. Receivables that are past due are assessed for impairment by ascertaining solvency of the debtors and are provided for where there are specific circumstance indicating that the debt may not be fully repaid to the Group. Trade receivables that were past due but not impaired relate to a number of independent customers for whom there is no history of default.

Accounting policy for trade and other receivables

Trade receivables are initially recognized at fair value and subsequently measured at amortized cost using the effective interest method, less any provision for impairment. Trade receivables generally have 30 to 90 day payment terms.

Collectability of trade receivables is reviewed on an ongoing basis in accordance with the expected credit loss (“ECL”) model. Credit losses are measured at the present value of all cash shortfalls (i.e. the difference between the cash flows due to the Group in accordance with the contract and the cash flows that the Group expects to receive). ECLs are discounted at the effective interest rate of the financial asset.

The ECL assessment completed by the Group as at 31 December 2018 has resulted in an immaterial credit loss and no impairment allowance has been recognized by the Group (2017: $Nil).

Critical accounting judgements, estimates and assumptions

The provision for impairment of receivables and the ECL calculation assessment requires a degree of estimation and judgment. The level of provision is assessed by taking into account the recent sales experience, the ageing of receivables, historical collection rates and specific knowledge of the individual debtors financial position.

NOTE 8. INVENTORIES - NET

Inventories consisted of the following (in thousands):

	2018	2017
Raw materials	$7,498	$4,573
Work in progress	1,682	1,059
Finished goods	576	183
Inventories - gross	$9,756	$5,815
Less: Provision for impairment of inventories	(1,378)	(1,776)
Inventories - net	$8,378	$4,039

Accounting policy for inventory

Raw materials, work in progress and finished goods are stated at the lower of cost and net realizable value on a ‘first in first out’ basis. Cost comprises of direct materials and delivery costs, direct labor, import duties and other taxes, an appropriate proportion of variable and fixed overhead expenditure based on normal operating capacity. Costs of purchased inventory are determined after deducting rebates and discounts received or receivable.

The Group’s inventories are concentrated in high-technology parts and components that may be specialized in nature or subject to rapid technological obsolescence. These factors are considered in estimating required reserves to state inventories at the lower of cost or net realizable value (“NRV”). NRV is the estimated selling price in the ordinary course of business less the estimated costs of completion and the estimated costs necessary to make the sale.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE FISCAL YEAR ENDED 31 DECEMBER 2018

NOTE 8. INVENTORIES — NET (CONTINUED)

Critical accounting judgements, estimates and assumptions

The provision for impairment of inventories assessment requires a degree of estimation and judgement. The level of the provision is assessed by taking into account the recent sales experience, the ageing of inventories and other factors that affect inventory obsolescence.

NOTE 9. OTHER CURRENT ASSETS

Other current assets consisted of the following (in thousands):

	2018	2017
Prepaid expenses	$143	$72
Advances on purchases	355	470
	$498	$542

NOTE 10. PROPERTY, PLANT AND EQUIPMENT - NET

Property, plant and equipment consisted of the following (in thousands):

	2018	2017
Leasehold improvements - at cost	$46	$13
Less: Accumulated depreciation	(6)	(2)
Leasehold improvements - net	$40	$11

Plant and equipment - at cost	$1,114	$459
Less: Accumulated depreciation	(178)	(119)
Plant and equipment - net	$936	$340

Leased equipment	$126	$68
Less: Accumulated depreciation	(68)	(37)
Leased equipment - net	$58	$31

Property, plant and equipment - net	$1,034	$382

Movements (in thousands):

	Leasehold
	improvements	Plant & equipment Leased equipment		Total
Balance at 31 December 2016	$—	$328	$63	$391
Additions	13	154	—	167
Depreciation expense	(2)	(118)	(32)	(152)
Impairment of asset	—	(24)	—	(24)
Balance at 31 December 2017	$11	$340	$31	$382
Additions	33	341	58	432
Transfer to inventory — work in progress	—	(83)	—	(83)
Transfer from inventory	—	493	—	493
Depreciation expense	(4)	(155)	(31)	(190)
Balance at 31 December 2018	$40	$936	$58	$1,034

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE FISCAL YEAR ENDED 31 DECEMBER 2018

NOTE 10. PROPERTY, PLANT AND EQUIPMENT — NET (CONTINUED)

Reconciliation of depreciation expense (in thousands):

	2018	2018
Depreciation allocated to research & development	$174	$122
Depreciation expensed to cost of goods sold	16	30
Total depreciation expense	$190	$152

Accounting policy for property, plant and equipment

Plant and equipment are stated at cost less accumulated depreciation and any accumulated impairment losses. Cost includes expenditure that is directly attributable to the acquisition of the items. Subsequent costs are included in the assets carrying amount or recognized as a separate asset, as appropriate, only when it is probable that future economic benefits associated with the item will flow to the Group and the cost of the item can be measured reliably.

Plant and equipment are depreciated, and leasehold improvements are amortized, over their estimated useful lives using the straight-line method.

The expected useful lives of the assets are as follows:

Plant & equipment	3-10 years
Leasehold improvements	over the shorter of the useful life and the remaining lease term
Leased equipment	over the shorter of the useful life and the remaining lease term

The residual values and useful lives are reviewed, and adjusted if appropriate, at each statement of financial position date or when there is an indication that they have changed.

A carrying amount is written down immediately to its recoverable amount if the carrying amount is greater than its estimated recoverable amount.

Gains and losses on disposals are determined by comparing proceeds with carrying amount. These are included in the statement profit or loss and other comprehensive income.

Critical accounting judgements, estimates and assumptions

Estimation of useful lives of assets

The Group determines the estimated useful lives and related depreciation and amortization charges for its property, plant and equipment and finite life intangible assets. The useful lives could change significantly as a result of technical innovations or some other event. The depreciation and amortization charge will increase where the useful lives are less than previously estimated lives, or technically obsolete or non-strategic assets that have been abandoned or sold will be written off or written down.

NOTE 11. INTANGIBLE ASSETS - NET

Intangible assets consisted of the following (in thousands):

	2018	2017
Acquired intangible assets — at cost (a)	$602	$602
Less: Accumulated amortization (a)	(494)	(365)
Acquired intangible assets — net	$108	$237

Capitalized development costs — at cost (b)	$1,428	$—
Less: Accumulated amortization (b)	—	—
Capitalized development costs — net	$1,428	$—

Intangible assets - net	$1,536	$237

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE FISCAL YEAR ENDED 31 DECEMBER 2018

NOTE 11. INTANGIBLE ASSETS — NET (CONTINUED)

(a) Acquired intangible assets (in thousands)

	Product		Customer	Commission
	Technology	Backlog	Relationships	Agreement	Total
Balance at 31 December 2016	$116	$279	$68	$87	$550
Amortization expense	(24)	(209)	(14)	(66)	(313)
Balance at 31 December 2017	92	70	54	21	237
Amortization expense	(24)	(70)	(14)	(21)	(129)
Balance at 31 December 2018	$68	$—	$40	$—	$108

Accounting policy for acquired intangible assets

Intangible assets acquired separately are measured on initial recognition at cost. The cost of intangible assets acquired in a business combination is their fair value at the date of acquisition. Following initial recognition, intangible assets are carried at cost less any accumulated amortization and accumulated impairment losses. Internally generated intangibles, excluding capitalized development costs, are not capitalized and the related expenditure is reflected in the statement of profit or loss and other comprehensive income in the period in which the expenditure is incurred. The useful lives of intangible assets are assessed as either finite or indefinite.

Intangible assets with finite lives are amortized over the useful economic life and assessed for impairment whenever there is an indication that the intangible asset may be impaired. The amortization period and the amortization method for an intangible asset with a finite useful life are reviewed at least at the end of each reporting period. Changes in the expected useful life or the expected pattern of consumption of future economic benefits embodied in the asset are considered to modify the amortization period or method, as appropriate, and are treated as changes in accounting estimates. The amortization expense on intangible assets with finite lives is recognized in the statement of profit or loss in the expense category that is consistent with the function of the intangible assets.

Intangible assets with indefinite useful lives are not amortized, but are tested for impairment annually, either individually or at the cash-generating unit level. The assessment of indefinite life is reviewed annually to determine whether the indefinite life continues to be supportable. If not, the change in useful life from indefinite to finite is made on a prospective basis.

The useful economic life for each class of intangible asset disclosed above is as follows:

Product Technology	5 years
Backlog	1.5 years
Customer Relationships	5 years
Commission Agreement	1.5 years

Gains or losses arising from derecognition of an intangible asset are measured as the difference between the net disposal proceeds and the carrying amount of the asset and are recognized in the statement of profit or loss when the asset is de-recognized.

Critical accounting judgements, estimates and assumptions

Impairment of intangible assets

The Group assesses impairment of intangible assets other than goodwill at each reporting date by evaluating conditions specific to the Group and to the particular asset that may lead to impairment. If an impairment trigger exists, the recoverable amount of the asset is determined. This involves fair value less costs of disposal or value-in-use calculations, which incorporate several key estimates and assumptions.

(b) Capitalized development costs (in thousands)

Capitalized
development costs
Balance at 31 December 2016	$—
Additions	—
Balance at 31 December 2017	—
Additions	1,428
Balance at 31 December 2018	$1,428

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE FISCAL YEAR ENDED 31 DECEMBER 2018

NOTE 11. INTANGIBLE ASSETS — NET (CONTINUED)

Accounting policy for capitalized development costs

Development costs on an individual project are recognized as an intangible asset when the Group can demonstrate:

•      The technical feasibility of completing the intangible asset so that the asset will be available for use or sale.

•      Its intention to complete and its ability and intention to use or sell the asset.

•      How the asset will generate future economic benefits.

•      The availability of resources to complete the asset.

•      The ability to measure reliably the expenditure during the development.

The costs that are eligible for capitalization of development costs are the following:

•      Engineers’ compensation for time directly attributable to developing the project.

•      An allocated amount of direct costs, such as overhead related to the project and the facilities they occupy.

•      Costs associated with testing of the product for market.

•      Patents acquisition and registration costs (patents, application fees, and legal fees).

•      Other direct developing costs that are incurred to bring the product to market.

Following initial recognition of the development expenditure as an asset, the asset is carried at cost less any accumulated amortization and accumulated impairment losses. Amortization of the asset begins when development is complete and the asset is available for use. Development costs are amortized on a straight-line basis over the period of expected future sales from the related project which is 5 years. Amortization is recorded in profit or loss.

During the period of development, the asset is tested for impairment annually. At the end of the year, the Group has considered indicators of impairment of the intangible assets and determined there were none.

Critical accounting judgements, estimates and assumptions

Capitalized development costs

The Group capitalizes development costs for a project in accordance with the accounting policy. Initial capitalization of cost is based on management’s judgement that technological and economic feasibility is confirmed. In determining the amounts to be capitalized, management makes assumptions regarding the expected future cash generation of the project, discount rates to be applied and the expected period of the benefits.

NOTE 12. TRADE AND OTHER PAYABLES

Trade and other payables consisted of the following (in thousands):

	2018	2017
Trade payables	$4,134	$1,391
Accrued expenses	1,777	1,023
	$5,911	$2,414

Accounting policy for trade and other payables

These amounts represent liabilities for goods and services provided to the Group prior to the end of the fiscal year and which are unpaid. Due to their short-term nature they are measured at amortized cost and are not discounted. The amounts are unsecured and are usually paid within 30 days of recognition.

NOTE 13. CUSTOMER DEPOSITS

Customer deposits consisted of the following (in thousands):

	2018	2017
Customer deposits on sales	$2,742	$3,313
	$2,742	$3,313

Accounting policy for financial liabilities

These amounts represent deposits for sales provided to the Group in accordance with contract terms. Due to their short-term nature they are measured at amortized cost.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE FISCAL YEAR ENDED 31 DECEMBER 2018

NOTE 14. EMPLOYEE BENEFITS

Employee benefits consisted of the following (in thousands):

	2018	2017
Provision for annual leave	$290	$197
	$290	$197

Accounting policy for employee benefits

Provision for annual leave expected to be settled wholly within 12 months of the reporting date are measured at the amounts expected to be paid when the balances are settled.

NOTE 15. WARRANTY PROVISION

Warranty provision consisted of the following (in thousands):

	2018	2017
Warranty provision	$183	$131
	$183	$131

Accounting policy for warranty provision

The provision represents the estimated warranty claims in respect of products sold which are still under warranty at the reporting date. The provision is estimated based on historical warranty claim information, sales levels and any recent trends that may suggest future claims could differ from historical amounts.

Critical accounting judgements, estimates and assumptions

In determining the level of provision required for warranties the Group has made judgements in respect of the expected performance of the products, the number of customers who will actually claim under the warranty and how often, and the costs of fulfilling the conditions of the warranty. The provision is based on estimates made from historical warranty data associated with similar products and services.

NOTE 16. BORROWINGS

Borrowings includes the following liabilities carried at amortized cost (in thousands):

	2018	2017
Current
Secured promissory note (1)	$—	$405
Non-current
Secured promissory note (1)	—	595
	—	1,000

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE FISCAL YEAR ENDED 31 DECEMBER 2018

NOTE 16. BORROWINGS (CONTINUED)

Movements in borrowings (in thousands):

	2018	2017
Balance as at 1 January	$1,000	$—
Secured Promissory Note (1)	—	1,000
Interest accrued on facility	30	42
Interest paid on facility	(24)	(42)
Cash repayment of Secured Promissory Note	(160)	—
Conversion of Secured Promissory Note (1)	(846)	—
Issue of Senior Unsecured Subordinated Convertible Promissory Notes (2)	8,656	—
Costs of issuing Senior Unsecured Subordinated Convertible Promissory Notes	(740)	—
Interest accrued on Senior Unsecured Subordinated Convertible Promissory Notes	142	—
Conversion of Senior Unsecured Subordinated Convertible Promissory Note to Common Stock (3)	(8,058)	—
Balance as at 31 December	$—	$1,000

(1)                                 Firsthand Venture Investors — secured promissory note

On 1 March 2017, the Company entered into a secured promissory note agreement with the major shareholder of the Company, Firsthand Venture Investors, totaling $1 million for a term of 36 months and an interest rate of 5% (“Secured Promissory Note”). Interest only payments were required for the first 12 months with a reduction in principal due thereafter and maturing in February 2020.

The Secured Promissory Note was secured over all personal property of the Company, whether presently existing or hereafter created or acquired, as per the supporting Security Agreement to the note agreement.

The Secured Promissory Note was fully repaid on 29 August 2018 by way of the issue of a Senior Unsecured Subordinated Convertible Promissory Note with a maturity date of 1 July 2019 (refer Note 16(2)).

(2)                                 Senior Unsecured Subordinated Convertible Promissory Note (“Notes”)

On 28 August 2018, the Company entered into a Securities Purchase Agreement for the issuance and sale of up to $9,000,000 in aggregate principal amount of 5% Senior Unsecured Subordinated Convertible Promissory Notes with a maturity date of 1 July 2019 (“Notes”), of which $8,655,944 were issued. The Notes automatically convert at a fixed discount into the Company’s common stock (post stock split) upon listing approval for the Company to be admitted to the official list of the ASX and for the CHESS Depositary Interests over the Company’s Common Stock (“CDIs”) to be quoted on the ASX in connection with a qualifying Initial Public Offering (“IPO”). The Notes were issued in the following five tranches:

•                  Tranche 1 was issued on 29 August 2018 for a total of $4,534,950.

•                  Tranche 2 was issued on 31 August 2018 for a total of $1,617,000.

•                  Tranche 3 was issued on 31 August 2018 for a total of $307,598. This was issued in lieu of payment of the investment banking fees.

•                  Tranche 4 was issued on 29 August 2018 to Firsthand Venture Investors, a related party. The total value of this tranche was $1,846,397, with $1,000,000 being received in cash, and the remaining $846,397 repaying the then outstanding Secured Promissory Note (see Note 16 (1) for further details).

•                  Tranche 5 was issued on 31 August 2018 for a total of $350,000, including $100,000 from Jerry Cutini and $25,000 from Vivek Rao, directors of Revasum.

The Company received total consideration for the issuance of the Notes of US$7,089,002 in cash and repaid the $846,397 outstanding Secured Promissory Note (Refer Note 16 (1)). The consideration received was net of $624,776 fees and expenses. Additional fees were incurred of $115,019. Tranches 1, 2, and 3 above tranches were entered into at a fixed foreign exchange rate of US$1: A$1.36. After conversion and settlement into US$, the Company recognized a foreign exchange loss of $95,770.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE FISCAL YEAR ENDED 31 DECEMBER 2018

NOTE 16. BORROWINGS (CONTINUED)

(3)                                 Automatic exercise of Convertible Notes

In accordance with the terms of the Convertible Notes, all Convertible Notes in existence immediately prior to the allotment of CDIs under the IPO were converted to Common Stock Shares in the Company.

Accounting policy for convertible promissory notes

Promissory notes are initially recognized at the fair value of the consideration received, net of transaction costs. They are subsequently remeasured at amortized cost using the effective interest method.

NOTE 17. WARRANT LIABILITY

Warrant liability consisted of the following (in thousands):

	2018	2017
Warrants	$—	$—
	$—	$—

Movements in warrant liability (in thousands):

	2018	2017
Balance as at 1 January	$—	$—
Cash received on issue of warrants (1)	500	—
Fair value remeasurement of warrants on grant date	(450)	—
Cash received on exercise of warrants (1) (b)	3,250	—
Fair value remeasurement of warrants at date of IPO	3,525	—
Conversion of warrants to common stock	(6,825)	—
Balance as at 31 December	$—	$—

(1)         Firsthand Venture Investor Warrant

On 31 July 2018, the Company issued a Stock Purchase Warrant (“Warrant”) to purchase up to 650,000 shares of the Company’s common stock, with a par value of $0.0001 per share, an exercise price per share of $10 and an expiry date of 31 July 2025. The warrant was also exercisable at any time via a cashless exercise, the fair value to be determined by the Board, or in the case of an IPO, the fair value would be equal to the IPO price. The warrant was issued to a related party, Firsthand Venture Investors. Consideration of $500,000 was received in respect of the warrant, and the warrant fair value was determined to be $0.078 per share. At the time of the IPO:

(a)         The warrants were remeasured to the fair value based on the IPO price, discounted accordingly for lack of marketability at the time to $0.70;

(b)         325,000 warrants were exercised resulting in a cash injection of $3,250,000, and the issue of 4,875,000 Common Stock based on the 15:1 stock split (refer Note 18(a)(1); and

(c)          325,000 were converted to Common Stock via a cashless exercise resulting in the issue of 2,553,570 Common Stock based on the 15:1 stock split (refer Note 18(a)(1).

Accounting policy for common warrants

The Company accounts for its warrants and other derivative financial instruments as either equity or liabilities based upon the characteristics and provisions of each instrument.

Warrants classified as equity are recorded at fair value as of the date of issue on the Company’s balance sheet and no further adjustments to their valuation are made. Warrants classified as derivative liabilities and other derivative financial instruments that require separate accounting as liabilities are recorded on the Company’s balance sheet at their fair value on the date of issue and will be revalued on each subsequent balance sheet date until such instruments are exercised or expire, with any changes in the fair value between reporting periods recorded through the statement of profit or loss and other comprehensive income.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE FISCAL YEAR ENDED 31 DECEMBER 2018

NOTE 17. WARRANT LIABILITY (CONTINUED)

Accounting policy for common warrants (continued)

Management estimates the fair value of these liabilities using option pricing models and assumptions that are based on the individual characteristics of the warrants or instruments on the valuation date, as well as assumptions for future financings, expected volatility, expected life, yield, and risk-free interest rate.

Critical accounting judgements, estimates and assumptions

The common warrants were classified as derivative liabilities with the fair value being determined using the Probability Weighted Expected Return Method. This method requires the use of subjective assumptions including volatility, expected term, risk free rate and the fair value of the underlying stock. Management obtained valuations from independent third parties for the purpose of calculating the fair value of the warrants.

NOTE 18. CONTRIBUTED EQUITY

Contributed equity consisted of the following:

	2018		2017
	Shares	US$’000	Shares	US$’000
Shares of Common Stock (a)	76,508,579	$43,154	48,500	$19
Preferred Stock (b)	—	—	2,986,470	7,000
	76,508,579	$43,154	3,034,970	$7,019

Issued capital

Shares of common stock are classified as equity.

Incremental costs directly attributable to the issue of new shares, warrants or options are shown in equity as a deduction, net of tax, from the proceeds.

(a)                   Movements in common stock:

	Shares	US$’000
Balance as at 1 January 2017	10,000	1
Shares issued on 1 May 2017	33,500	16
Shares issued on 27 December 2017	5,000	2
Balance as at 31 December 2017	48,500	19
Completion of 15:1 Share split (1)	679,000	—
Conversion of preferred stock — Note 18(b)	45,166,110	7,200
Shares issued on conversion of warrant prior to IPO (2)	7,428,570	6,825
Shares issued on conversion of Senior Unsecured Subordinated Convertible Promissory Note (2)	7,829,355	8,799
Shares issued on 4 December 2018 (3)	15,357,143	22,544
Share issue costs	—	(2,233)
Balance as at 31 December 2018	76,508,679	43,154

Terms and conditions of contributed equity

The holders of shares of common stock participate in dividends and the proceeds on the winding up of the Company in proportion to the number of and amounts paid on the shares held. The fully paid shares of common stock have a par value of $0.0001 and the Company has a limited amount of authorized capital of 226,128,108 shares, 174,128,108 of which are designated “Common Stock” and 52,000,000 of which are designated “Common Prime Stock”. As at the fiscal year end date, no Common Prime Stock was on issue.

The holders of Common Stock are entitled to one vote for each share of common stock held at the meetings of stockholders. There shall be no cumulative voting. They are also entitled to receive, when, as and if declared by the Board, out of any assets of the Company legally available therefore, any dividends as may be declared from time to time by the Board.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE FISCAL YEAR ENDED 31 DECEMBER 2018

NOTE 18. CONTRIBUTED EQUITY (CONTINUED)

In connection with the Company’s IPO of CHESS Depository Interests (CDIs), with each CDI representing an interest in one share of Common Stock, certain stockholders entered into an escrow agreement with the Company under which the stockholder agreed, among other things, to certain restrictions and prohibitions for a period of time (the “Lock-Up Period”), from engaging in transactions in the shares of Common Stock (including Common Stock in the form of CDIs), shares of Common Stock that may be acquired upon exercise of a stock option, warrant or other right, and shares of Common Stock that arise from such Common Stock (collectively, the “Restricted Securities”). The Restricted Securities shall automatically be converted into shares of Common Prime Stock, on a one for one basis if the Company determines, in its sole discretion, that the stockholder breached any term of the stockholder’s escrow agreement or breached the official listing rules of the ASX relating to the Restricted Securities. Any shares of Common Stock converted to Common Prime Stock under these terms should be automatically converted back into shares of Common Stock, on a one for one basis, upon the earlier to occur of (i) the expiration of the Lock-Up Period in the escrow agreement or the (ii) breach of the listing rules being remedied, as applicable

(1)                                 On 17 October 2018, the Board approved a 15:1 forward split of the capital stock of the Company;

(2)                                 Immediately prior to the completion of an IPO on the ASX, the Company completed the following changes to the capital structure:

a.         Conversion of the existing Series Seed, A, and B Preferred Stock into shares of Common Stock;

b.         Exercise of the Warrants held by Firsthand Venture Investors into shares of Common Stock, partly by a cashless exercise and partly by a net exercise for cash (Note 17(1));

c.          Conversion of the Convertible Notes into shares of Common Stock (Note 16(3)); and

(3)                                 The Company completed the IPO on the Australian Securities Exchange on 4 December 2018 with the issue of 15,357,143 new shares.

(b)            Movements in preferred stock on issue:

	Series Seed	Series A	Series B
	Preferred	Preferred	Preferred	Total
	Stock	Stock	Stock	Shares	US$’000
Balance at 31 December 2016	—	2,200,000	—	2,200,000	2,200
Reclassified to Seed Preferred Stock (1)	2,200,000	(2,200,000)	—	—	—
Issued (2)	—	441,998	—	441,998	2,000
Issued (3)	—	—	344,472	344,472	2,800
Balance at 31 December 2017	2,200,000	441,998	344,472	2,986,470	7,000
Issued (4)	—	—	24,604	24,604	200
Completion of 15:1 Share split (Note 18 (a))	30,800,000	6,187,972	5,167,064	42,155,036	—
Conversion of preferred stock to Common stock (5)	(33,000,000)	(6,629,970)	(5,536,140)	(45,166,110)	(7,200)
Balance at 31 December 2018	—	—	—	—	—

(1)                                 On 14 November 2016, 2,200,000 shares of Series A preferred stock were issued with a par value of $0.0001. The shares were subsequently reclassified to Series Seed on 27 October 2017.

(2)                                 On 1 March 2017, 441,998 shares of Series A preferred stock were issued with a par value of $0.001 at an issue price of $4.5249.

(3)                                 On 27 October 2017 and 18 December 2017, 246,051 shares and 98,421 shares, respectively, of Series B preferred stock were issued with a par value of $0.001 at an issue price of $8.1284.

(4)                                 On 1 January 2018, 24,604 shares of Series B preferred stock were issued with a par value of $0.001 at an issue price of $8.1284.

(5)                                 All preferred stock in existence immediately prior to the allotment of CDIs under the IPO were converted to Common Stock Shares in the Company.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE FISCAL YEAR ENDED 31 DECEMBER 2018

NOTE 18. CONTRIBUTED EQUITY (CONTINUED)

Terms and conditions of contributed equity

The holders of Preferred Stock are entitled to the number of voting rights equal to the number of shares of Common Stock into which such shares of Preferred Stock held by such holder could then be converted. The Preferred Stock holders are eligible to vote on all matters on which the Common Stock holder is entitled to vote.

Critical accounting judgements, estimates and assumptions

The terms of the certificate of incorporation (COI) of the Company stipulate that preferred stock holders are entitled to vote, and that they vote together with the common stock holders as a single class, as though they had already converted their preferred stock. The preferred stock holders control the board as a result of this. The COI stipulates that there is no redemption feature in respect of the preferred stock, and dividends are not cumulative. Based on the above facts, management considered that the preferred stock was an equity instrument and was classified accordingly. All preferred stock was converted to Common Stock as at 31 December 2018.

NOTE 19. CAPITAL MANAGEMENT

Capital managed by the Board comprises contributed equity totaling $43.2 million (2017: $7.0 million). When managing capital, management’s objective is to ensure the entity continues as a going concern as well as to maintain optimal returns to shareholders and benefits for other stakeholders. Management also aims to maintain a capital structure that ensures the lowest cost of capital available to the entity. Managed capital is disclosed on the face of the statement of financial position and comprises contributed equity and reserves.

Management may adjust the capital structure to take advantage of favorable costs of capital or higher returns on assets. As the market is constantly changing, management may issue new shares or sell assets to raise cash, change the amount of dividends to be paid to shareholders (if at all) or return capital to shareholders.

During the fiscal year ending 31 December 2018, management did not pay a dividend and does not expect to pay a dividend in the foreseeable future.

The Group encourages employees to be shareholders through the 2017 Omnibus Incentive Plan (Note 20).

There were no changes in the Group’s approach to capital management during the year. Risk management policies and procedures are established with regular monitoring and reporting.

Neither the Company nor its subsidiary are subject to externally imposed capital requirements.

NOTE 20. SHARE BASED PAYMENTS

2017 Omnibus Incentive Plan (2017 Plan)

The Company’s Amended and Restated 2017 Omnibus Incentive Plan (2017 Plan) provides for the grant of incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock awards, restricted stock units, incentive awards, other stock-based awards, dividend equivalents and cash awards to directors, employees, consultants and contractors. Only employees of the Company are eligible to receive incentive stock options.

The 2017 Plan is administered by the Remuneration and Nomination Committee. Subject to the provisions of the 2017 Plan and the ASX Listing Rules, the administrator of the 2017 Plan generally has the authority to, among other things, construe and interpret all provisions of the 2017 Plan; approve persons to receive awards; approve the form and terms of awards and terms of vesting, exercisability and payment of awards; determine the number of Shares subject to awards; adopt, amend and rescind rules and regulations pertaining to the administration of the 2017 Plan; and accelerate the time at which any award may be exercised, become transferable or nonforfeitable or be earned and settled including, without limitation, in the event of a participant’s death, disability, retirement or involuntary termination of employment or service or in connection with a change in control of the Company.

In the event of certain corporate events or changes in the Company’s capitalization, the administrator will make adjustments to the number of Shares reserved for issuance under the 2017 Plan, the exercise prices of and the number of Shares subject to outstanding options and stock appreciation rights, and the purchase prices of and/or number of Shares subject to other outstanding awards, subject to compliance with applicable rules and regulations, including the ASX Listing Rules.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE FISCAL YEAR ENDED 31 DECEMBER 2018

NOTE 20. SHARE BASED PAYMENTS (CONTINUED)

In the event of an acquisition or other combination, any or all outstanding awards may be assumed, converted or replaced by the successor or acquiring entity or may be substituted for equivalent awards granted by the successor or acquiring entity. Any awards not assumed or replaced in the acquisition or combination will terminate, without accelerating vesting on the date of such acquisition or combination.

Subject to compliance with applicable law, including the ASX Listing Rules, the Board has the authority to amend or terminate the 2017 Plan at any time and the ability to amend any outstanding awards under the 2017 Plan, provided that no such amendment or termination may materially adversely impair the rights of the participant with respect to such outstanding awards without the participant’s consent. Certain amendments require the approval of the Shareholders.

Unless earlier terminated, the 2017 Plan will terminate in 2027.

Share based payment expense (in thousands):

	2018	2017
Options issued to directors, employee and consultants (a)	$82	$112
Restricted stock units (‘RSUs’) issued to employees and consultants (b)	185	—
Total share-based payment expense:	$267	$112

(a)                   Options issued as share based payments

The Company grants stock options to its employees, directors, and consultants for a fixed number of shares with an exercise price equal to or greater than the fair value of the common stock at the date of grant and expire no later than 10 years from the date of grant.

(in thousands, except share and per share amounts)

	WAEP	Share options	Share-Based Payment
	$	Number	Reserve
Opening balance as at 1 January 2017		—	$—
Expense in the period		—	112
Granted	0.03	702,370	—
Exercised	0.03	(5,000)	—
Forfeited		—	—
Expired		—	—
Closing balance as at 31 December 2017	0.03	697,370	$112
Expense in the period		—	82
Effect of 15:1 Split on opening balance	0.44	9,763,180	—
Granted	0.24	2,760,000	—
Exercised		—	—
Forfeited		—	—
Expired		—	—
Closing balance as at 31 December 2018	0.08	13,220,550	$194

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE FISCAL YEAR ENDED 31 DECEMBER 2018

NOTE 20. SHARE BASED PAYMENTS (CONTINUED)

Option Pricing Model

For all share options issued during the fiscal year, the fair value of the equity-settled share options granted is estimated as at the date of grant using a Black Scholes Option Pricing Model.

The following tables list the inputs to the models used for the valuation of options granted in the year ended 31 December 2018.

	Grant Date
	5-Sep-18	5-Sep-18	5-Sep-18	5-Sep-18	15-Oct-18	2-Dec-18
Number of options issued	330,000	1,500,000	157,500	547,500	75,000	150,000
Fair value at measurement date US$	0.0537	0.0537	0.0537	0.0537	0.3292	0.5188
Share price at Grant date US$	0.15	0.15	0.15	0.15	0.92	1.45
Exercise price US$	0.15	0.15	0.15	0.15	0.92	1.45
Expected volatility %	50	50	50	50	50	50
Risk free interest rate %	2.27	2.27	2.27	2.27	2.27	2.27
Expected life of options in years	3	3	3	3	3	3
Vesting conditions	Type 1	Type 2	Type 3	Type 4	Type 4	Type 4

Vesting conditions
Type 1	6.2% of the options vest immediately, with the remaining 93.8% vesting on a monthly basis over the following 45 months.

Type 2	25% of the options vest on 1 May 2019, with the remaining 75% vesting on a monthly basis over the following 36 months.

Type 3	Options vest immediately.

Type 4	2% of the options vest on the anniversary of the date of grant, with the remaining 98% vesting on a monthly basis over the following 47 months.

The expected dividend yield for all options granted during these periods was nil. The expected volatility reflects the assumption that the historical volatility over a period similar to the life of the options is indicative of future trends, which may not necessarily be the actual outcome.

(b)                            Restricted Stock Units issued as share based payments

(in thousands, except share and per share amounts)

	RSU	Share-Based
	Number	Payment Reserve
Opening balance as at 1 January 2018	—	$—
Issued during the year	2,402,160	185
Converted during the year	—	—
Closing balance as at 31 December 2018	2,402,160	$185

No restricted stock units were on issue in the prior year.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE FISCAL YEAR ENDED 31 DECEMBER 2018

NOTE 20. SHARE BASED PAYMENTS (CONTINUED)

Restricted Stock Units Pricing Model

The fair value of the equity-settled restricted stock units granted throughout the year is estimated as at the date of grant with reference to the IPO price, discounted accordingly for lack of marketability and non-controlling interest.

Accounting policy for share-based payments

The Company provides benefits to directors, employees and consultants in the form of share-based payment transactions, whereby employees render services in exchange for shares or rights over shares (equity-settled transactions) via the 2017 Omnibus Incentive Plan (“the Plan”).

The terms of the share options are as determined by the Board. The cost of these equity-settled transactions to employees is measured by reference to the fair value at the date at which they are granted. The fair value is determined by using a Black & Scholes model.

In valuing equity-settled transactions, no account is taken of any vesting conditions, other than conditions linked to the price of the shares of the Company (market conditions) if applicable.

The cost of equity-settled transactions is recognized, together with a corresponding increase in equity, over the period in which the performance and/or service conditions are fulfilled (the vesting period), ending on the date on which the relevant employees become fully entitled to the award (the vesting date).

At each subsequent reporting date until vesting, the cumulative charge to the statement of comprehensive income is the product of (i) the grant date fair value of the award; (ii) the current best estimate of the number of awards that will vest, taking into account such factors as the likelihood of employee turnover during the vesting period and the likelihood of non-market performance conditions being met; and (iii) the expired portion of the vesting period.

The charge to the statement of comprehensive income for the period is the cumulative amount as calculated above less the amounts already charged in previous periods. There is a corresponding credit to equity.

Until an award has vested, any amounts recorded are contingent and will be adjusted if more or fewer awards vest than were originally anticipated to do so. Any award subject to a market condition is considered to vest irrespective of whether or not the market condition is fulfilled, provided that all other conditions are satisfied.

If a non-vesting condition is within the control of the Company or the employee, the failure to satisfy the condition is treated as a cancellation. If a non-vesting condition within the control of neither the Company nor employee is not satisfied during the vesting period, any expense for the award not previously recognized is recognized over the remaining vesting period, unless the award is forfeited.

NOTE 21. COMMITMENTS

(in thousands)

	2018	2017
Operating lease commitments
Committed at the reporting date but not recognized as liabilities, payable:
Within one year	$757	$561
One to five years	2,964	1,075
	$3,721	$1,636
Finance leases
Committed at the reporting date and recognized as liabilities, payable:
Within one year	$9	$84
One to five years	18	—
Total minimum lease payments	$27	$84
Less amounts representing finance charges	—	(3)
Present value of minimum lease payments	$27	$81

Total lease expense included in operating expenses:	$623	$446

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE FISCAL YEAR ENDED 31 DECEMBER 2018

NOTE 21. COMMITMENTS (CONTINUED)

On 17 August 2018, the Company signed an amendment to the lease agreement for the premises at 825 Buckley Road, San Luis Obispo, California, USA. The amendment extended the lease to 30 November 2023, and also provides the Company with the right to extend the lease two times beyond 30 November 2023 by 30 months each time by providing written notice to the Lessor at least six months before the end of each lease period.

NOTE 22. RELATED PARTY TRANSACTIONS

Subsidiaries

The consolidated financial statements include the financial statements of Revasum, Inc. and the following subsidiary:

	Country of	Beneficial interest
Name	incorporation	2018	2017
Revasum Australia, Inc. (1)	United States of America	100%	—

(1)         Revasum Australia, Inc. was incorporated in the State of Delaware in the United States on 17 August 2018.

Key management personnel

The following persons were identified as key management personnel of Revasum during the fiscal year ended 31 December 2018:

Jerry Cutini	Executive Chairman, President and CEO
Kevin Landis	Non-Executive Director
Ryan Benton	Executive Director, Senior Vice President and CFO
Paul Mirabelle	Independent Non-Executive Director
Vivek Rao	Independent Non-Executive Director

Compensation

The compensation paid to directors and key management personnel for the fiscal year ended 31 December 2018 is as follows:

	Base Salary (Gross)	401 (K)	Directors’ Fees	Total 2018	Total 2017
	$	$	$	$	$
Jerry Cutini	275,000	5,288	—	280,288	264,461
Ryan Benton	70,192	—	—	70,192	—
Paul Mirabelle	—	—	12,164	12,164	—
Vivek Rao	—	—	11,178	11,178	—
	345,192	—	23,342	373,822	264,461

Share options and restricted stock units granted to directors and other key management personnel

		2018	2017
	Class of underlying shares	Number	Number
Jerry Cutini	Common Stock	—	195,605
Ryan Benton	Common Stock	1,965,000	—
Paul Mirabelle	Common Stock	75,000	—
Vivek Rao	Common Stock	75,000	—
		2,115,000	195,605

(1)                                 Options issued in the current year include specific performance conditions — refer Note 20.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE FISCAL YEAR ENDED 31 DECEMBER 2018

NOTE 22. RELATED PARTY TRANSACTIONS (CONTINUED)

Restricted Stock Units granted to directors and other key management personnel

		Number
	Class of underlying shares	2018	2017
Jerry Cutini	Common Stock	1,271,025	—
Ryan Benton	Common Stock	976,845	—
		2,247,870	—

Transactions with related parties

Receivable from and payable to related parties

There were no trade receivables from or trade payables to related parties at the current and previous reporting dates.

Loans to and from related parties

There were no loans to or from related parties at the current and previous reporting dates.

Other transactions with related parties

Common Stock Warrants

On 31 July 2018, the Company issued a Stock Purchase Warrant (“Warrant”) to purchase up to 650,000 shares of the Company’s common stock, with a par value of $0.0001 per share, an exercise price per share of $10 and an expiry date of 31 July 2025. This warrant was issued to Firsthand Venture Inventors (‘Firsthand’). Kevin Landis is Firsthand’s nominee director to the Revasum board of directors. The stock purchase warrant was fully exercised as at the year-end date. For further disclosure with regards to the warrant please see Note 17 (1).

Senior Unsecured Subordinated Convertible Promissory Notes

On 28 August 2018, the Company entered into a Securities Purchase Agreement for the issuance and sale of up to $9,000,000 in aggregate principal amount of 5% Senior Unsecured Subordinated Convertible Promissory Notes with a maturity date of 1 July 2019 (“Notes”), of which $8,655,944 were issued. A proportion of convertible notes were issued to Directors and related parties. All convertible notes were fully converted to common stock as at the year-end date. For further disclosure with regards to the convertible notes please see Note 16 (2).

Financial instrument balances held with related parties

			Number of	Number of
	Nature of related	Financial	instruments held	instruments held
Related party name	party relationship	instrument type	2018	2017
Firsthand Venture Investors	Nominee director	Preferred stock	—	2,955,717
Firsthand Venture Investors	Nominee director	Common stock	53,834,340	10,000
Jerry Cutini	Director, CEO	Common stock	120,000	8,000
Cutini Family Living Trust	Trustee in common	Common stock	182,700	—
Ryan Benton	Director, SVP & CFO	Common stock	276,795	—
Paul Mirabelle	Director	Common stock	30,000	—
Vivek Rao	Director	Common stock	22,605	—
			54,466,440	2,973,717

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE FISCAL YEAR ENDED 31 DECEMBER 2018

NOTE 23. EVENTS AFTER THE REPORTING PERIOD

On 2 January 2019, 657,500 options with an exercise price of US$1.26 and 150,000 restricted stock units were granted to employees and consultants.

On 25 January 2019, Revasum signed an agreement with regards to the implementation of a new ERP system. Estimated implementation costs payable to the ERP provider are $0.5 million. The initial subscription service term is for 5 years, with an annual fee. After this initial term, the subscription services will automatically renew from year to year unless terminated.

On 4 February 2019, 500,000 options with an exercise price of US$1.30 were granted to employees.

On 12 February 2019, IOOF Holdings Limited, a substantial shareholder of Revasum, Inc., increased their holding in the Company from 9.188% to 11.093%.

No other matter or circumstance has arisen since 31 December 2018 that has significantly affected, or may significantly affect the Group’s operations, the results of those operations, or the Group’s state of affairs in future fiscal years.

NOTE 24. FINANCIAL RISK MANAGEMENT

The Group’s activities expose it to a variety of financial risks: market risk (including foreign exchange risk, price risk and interest rate risk), credit risk and liquidity risk. The Group’s overall risk management program focuses on the unpredictability of financial markets and seeks to minimize potential adverse effects on the financial performance of the Group. The Group uses different methods to measure different types of risk to which it is exposed. These methods include sensitivity analysis in the case of interest rate and other price risks, ageing analysis for credit risk and liquidity risk.

Risk management is carried out by senior finance executives (“Finance”). Risk management includes identification and analysis of the risk exposure of the Group and appropriate procedures, controls and risk limits. Finance identifies, evaluates and hedges financial risks within the Group’s operating units. Finance reports to the Board on a quarterly basis.

The Group financial instruments consist mainly of deposits with banks, accounts receivables and payables, financial liabilities and borrowings via the issue of convertible notes. The directors consider that the fair value of financial assets and liabilities approximates their carrying amounts.

(in thousands)

	2018	2017
Financial assets
Cash and cash equivalents	$24,469	$2,406
Trade and other receivables	8,189	2,488
	$32,658	$4,894
Financial liabilities
Trade and other payables	5,911	2,414
Customer deposits	2,742	3,313
Borrowings	—	1,000
	$8,653	$6,727

Liquidity Risk

Liquidity Risk arises from the possibility that the Group may encounter difficulty in settling its debt or otherwise meeting its obligations related to financial liabilities. The Group manages liquidity by monitoring forecast cash flows and ensuring that adequate liquid cash balances are maintained.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE FISCAL YEAR ENDED 31 DECEMBER 2018

NOTE 24. FINANCIAL RISK MANAGEMENT (CONTINUED)

The following are the contractual maturities of financial liabilities, including estimated interest payments and excluding the impact of netting agreements (in thousands):

			Between 1 and 2	Total contractual
2018	Less than 6 months	6 to 12 months	years	cashflow
Trade and other payables	$5,911	$—	$—	$5,911
Customer deposits	2,742	—	—	2,742
Borrowings	—	—	—	—
	$8,653	$—	$—	$8,653

			Between 1 and 2	Total contractual
2017	Less than 6 months	6 to 12 months	years	cashflow
Trade and other payables	$2,414	$—	$—	$2,414
Customer deposits	3,313	—	—	3,313
Borrowings	—	405	595	1,000
	$5,727	$405	$595	$6,727

Credit Risk

Credit risk is the risk of financial loss to the Group if a customer or counterparty to a financial instrument fails to meet its contractual obligations and arises principally from the Group’s cash and cash equivalents and receivables from customers (refer to Note 7 for further disclosure on this matter).

Cash and cash equivalents

The Group limits its exposure to credit risk by only investing in liquid securities and only with counterparties that have an acceptable credit rating.

Trade and other receivables

The Group operates primarily in developing, manufacturing and selling a portfolio of semiconductor processing equipment and has trade receivables. There is risk that these receivables may not be recovered and the Group monitors its receivables balances and collections on a monthly basis to mitigate any risk. The Group monitors the expected credit loss model and values trade and other receivables accordingly.

Currency Risk

The Group is exposed to fluctuations in foreign currencies arising from the purchase of goods and services in currencies other than the transacting entity’s functional currency.

The Group completed its listing on the ASX during the year, raising capital and incurring IPO related transactions in Australian dollars (AUD). Funds raised were converted to USD to limit exposures to currency fluctuations.

Branch operations commenced in Taiwan near the end of the year resulting in transactions being incurred in Taiwan dollars. As a result, the Group’s statement of financial position can be affected by movements in the USD/TWD exchange rate when translating to the USD functional currency, however this is considered negligible.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE FISCAL YEAR ENDED 31 DECEMBER 2018

NOTE 25. OPERATING SEGMENTS

For operating purposes, the Group is organized into one main operating segment, focused on the technological design, development, manufacture and sale of semiconductor processing equipment.

All the activities of the Group are interrelated, and each activity is dependent on the others. Accordingly, all significant operating disclosures are based upon analysis of the Group as one segment. The financial results from this segment are equivalent to the financial statements of the Group as a whole.

Geographically, the Group has the following revenue information based on the location of its customers (in thousands):

	2018	2017
Asia	$17,047	$4,262
North America	6,346	7,385
Europe	3,884	871
	$27,277	$12,518

The following customers accounted for more than 10% of revenues:

Customer A	31%	11%
Customer B	18%	33%
Customer C	7%	20%
Customer D	4%	14%
Customer E	1%	10%
	61%	88%

NOTE 26. CONTINGENT LIABILITIES AND CONTINGENT ASSETS

The Group has no material contingent liabilities or contingent assets as at 31 December 2018 (2017: Nil).

NOTE 27. AUDITOR’S REMUNERATION

During the fiscal year, the following fees were paid or payable for audit services provided by BDO:

	2018	2017
Audit services
Audit or review of financial statements — BDO East Coast Partnership	$152,980	$89,237
Audit of financial statements — BDO US	—	180,853
Other services — BDO
Taxation services	38,803	—
Due diligence services related to Initial Public Offering	232,658	—
	$424,441	$270,090

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE FISCAL YEAR ENDED 31 DECEMBER 2018

NOTE 28. PARENT ENTITY INFORMATION

(in thousands)

	Note	2018	2017
Current assets		$41,534	$9,475
Non-current assets		2,672	735
Total assets		$44,206	$10,210
Current liabilities		9,195	6,669
Non-Current liabilities		18	595
Total liabilities		$9,213	$7,264
Net Assets		$34,993	$2,946

Contributed equity	18	$43,154	$7,019
Share based payment reserve	20	379	112
Accumulated losses		(8,540)	(4,185)
Total shareholders’ equity		$34,993	$2,946

Profit or loss of the parent entity		$(4,355)	$(3,751)
Total comprehensive income of the parent entity		$(4,355)	$(3,751)

Guarantees entered into by the parent entity

No guarantees have been entered into by the parent entity during FY2018 or FY2017.

Commitments and contingent liabilities of the parent entity

The parent entity did not have any commitments or contingent liabilities as at 31 December 2017 or 31 December 2018.

DIRECTORS’ DECLARATION FOR THE FISCAL YEAR ENDED 31 DECEMBER 2018

In accordance with a resolution of the directors of Revasum, Inc., the directors of the Company declare that:

1.                      The financial statements and notes thereto, are in accordance with Australian Accounting Standards;

2.                      The financial statements and notes thereto, give a true and fair view of the Group’s financial position as at 31 December 2018 and of the performance for the year ended on that date; and

3.                      In the directors’ opinion there are reasonable grounds to believe that Revasum, Inc. will be able to pay its debts as and when they become due and payable.

On behalf of the directors

/s/ Jerry Cutini

Jerry Cutini
Executive Chairman, President and Chief Executive Officer
26 February 2019
San Luis Obispo, California, USA

Tel: +61 2 9251 4100	Level 11, 1 Margaret St
Fax: +61 2 9240 9821	Sydney NSW 2000
www.bdo.com.au	Australia

INDEPENDENT AUDITOR’S REPORT

To the members of Revasum, Inc.

Report on the Audit of the Financial Report

Qualified Opinion

We have audited the financial report of Revasum, Inc. (the Company) and its subsidiaries (the Group), which comprises the consolidated statement of financial position as at 31 December 2018, the consolidated statement of profit or loss and other comprehensive income, the consolidated statement of changes in equity and the consolidated statement of cash flows for the year then ended, and notes to the financial report, including a summary of significant accounting policies and the directors’ declaration.

In our opinion, except for the possible effects of the matter described in the Basis for qualified opinion section of our report, the accompanying financial presents fairly, in all material respects, the financial position of the Group as at 31 December 2018 and its financial performance and its cash flows for the year then ended in accordance with Australian Accounting Standards.

Basis for qualified opinion

We were appointed as auditors of the Company on 10 August 2018 and thus did not observe the counting of physical inventories at the beginning of the year. We were unable to satisfy ourselves by alternative means concerning inventory quantities held at 31 December 2017.

Since opening inventories enter into the determination of the financial performance and cash flows, we were unable to determine whether adjustments might have been necessary in respect of the income for the year reported in the consolidated statement of profit or loss and other comprehensive income and the net cash flows from operating activities reported in the consolidated statement of cash flows.

We conducted our audit in accordance with Australian Auditing Standards. Our responsibilities under those standards are further described in the Auditor’s responsibilities for the audit of the Financial Report section of our report. We are independent of the Group in accordance with the ethical requirements of the Accounting Professional and Ethical Standards Board’s APES 110 Code of Ethics for Professional Accountants (the Code) that are relevant to our audit of the financial report in Australia. We have also fulfilled our other ethical responsibilities in accordance with the Code.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.

BDO East Coast Partnership ABN 83 236 985 726 is a member of a national association of independent entities which are all members of BDO Australia Ltd ABN 77 050 110 275, an Australian company limited by guarantee. BDO East Coast Partnership and BDO Australia Ltd are members of BDO International Ltd, a UK company limited by guarantee, and form part of the international BDO network of independent member firms. Liability limited by a scheme approved under Professional Standards Legislation, other than for the acts or omissions of financial services licensees.

Key audit matters

Key audit matters are those matters that, in our professional judgement, were of most significance in our audit of the financial report of the current period. These matters were addressed in the context of our audit of the financial report as a whole, and in forming our opinion thereon, and we do not provide a separate opinion on these matters.

Accounting for Initial Recognition and Subsequent Conversion of Financial Instruments

Key audit matter

As disclosed in Note 16 of the financial report, the Company has issued Senior Unsecured Subordinated Convertible Promissory Notes (“Notes”) raising a total of $8.656 million during the year before any cost adjustments.

As disclosed in Note 17 of the financial report, the Company has also issued Stock Purchase Warrants (“Warrants”) during the year.

The accounting for the Notes and Warrants was considered a key audit matter due to the complexity involved in assessing whether to account for the instruments as equity, financial liability or a combination of both, as well as the subsequent measurement of the individual components based on the terms and conditions of the agreements. The assessment included significant judgement and there is a high degree of estimation applied in determining the fair value of the separate components of the liability. Measurement subsequent to initial recognition including the accounting and measurement of the Notes and Warrants converted into equity involved significant judgement.

How the matter was addressed in our audit

We have evaluated the accounting for the Notes in accordance with AASB 132: Financial Instruments: Presentation and AASB 9: Financial Instruments.

Our procedures included, but were not limited to the following:

•                  Obtaining an understanding of and assessing the terms and conditions of the agreements to determine if the financial instruments are to be accounted for as equity, financial liability or a combination of both;

•                  Considering the appropriateness of the valuation methodology against the requirements of the applicable Australian Accounting Standard;

•                  Considering the reasonableness of the inputs to the valuation;

•                  Reviewing the measurement and accounting for the financial instruments subsequently converted into equity; and

•                  Reviewing the adequacy of the disclosures related to the initial and subsequent recognition of the financial instruments by comparing these disclosures to our understanding of the matter and the applicable Australian Accounting Standards.

Revenue Recognition

Key audit matter

As disclosed in Note 2, the Group recognised revenue of $27.277 million for the year ended 31 December 2018.

The recognition of revenue was considered as a key audit matter as it is a key performance indicator to the users of the financials; and there is a risk surrounding the application of AASB 15: Revenue from Contracts with Customers, in determining when performance obligations are met.

How the matter was addressed in our audit

We have evaluated revenue recognition in accordance with AASB 15: Revenue from Contracts with Customers.

Our procedures, included, amongst others:

•                  Evaluating the revenue recognition policies for all material sources of revenue and from our detailed testing described below, ensured that revenue was being recognised appropriately, in line with Australian Accounting Standards and policies disclosed within Note 2;

•                  Ensured that revenue was recognised in accordance with the requirements of AASB 15’s 5 step model. Substantively tested a sample of revenue transactions throughout the financial year, identifying specific performance obligations within the contracts, identifying the contract price, and tracing sales invoices to supporting documentation, shipping documentation and cash receipts for the year ended 31 December 2018; and

•                  Testing revenue transactions immediately prior and post 31 December 2018 year end to goods delivered documentation.

Existence and Valuation of Inventory

Key audit matter

As at 31 December 2018, the carrying value of the Group’s inventory was $8.378 million (2017: $4.039 million) as disclosed in Note 8 of the financial report.

Inventory was identified as a key audit matter because of the significant effort required in auditing this balance and the material nature of inventory to the Group.

How the matter was addressed in our audit

In assessing the existence and carrying value of the Group’s inventory, we undertook, amongst others, the following audit procedures:

•                  Attended the year end stock-take in order to validate the existence and condition of inventories held;

•                  Obtained third party confirmation to validate inventories held on consignment;

•                  Performed detailed testing of a sample of goods despatched and goods received to ensure the transactions around the year end were recorded in the correct period;

•                  Selected a sample of inventory items to ensure inventory was recorded at the lower of cost and net realisable value, by reference to recent sales; and

•                  Evaluated the inventory obsolescence provision through consideration of the composition of inventory on hand, historic sales trends and repair costs.

Other information

The directors are responsible for the other information. The other information comprises the information in the Group’s annual report for the year ended 31 December 2018, but does not include the financial report and the auditor’s report thereon.

Our opinion on the financial report does not cover the other information and we do not express any form of assurance conclusion thereon.

In connection with our audit of the financial report, our responsibility is to read the other information and, in doing so, consider whether the other information is materially inconsistent with the financial report or our knowledge obtained in the audit or otherwise appears to be materially misstated.

If, based on the work we have performed, we conclude that there is a material misstatement of this other information, we are required to report that fact. We have nothing to report in this regard.

Responsibilities of the directors for the Financial Report

The directors of the Company are responsible for the preparation and fair presentation of the financial report in accordance with Australian Accounting Standards and for such internal control as the directors determine is necessary to enable the preparation of the financial report that is free from material misstatement, whether due to fraud or error.

In preparing the financial report, the directors are responsible for assessing the ability of the group to continue as a going concern, disclosing, as applicable, matters related to going concern and using the going concern basis of accounting unless the directors either intend to liquidate the Group or to cease operations, or has no realistic alternative but to do so.

Auditor’s responsibilities for the audit of the Financial Report

Our objectives are to obtain reasonable assurance about whether the financial report as a whole is free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance, but is not a guarantee that an audit conducted in accordance with the Australian Auditing Standards will always detect a material misstatement when it exists. Misstatements can arise from fraud or error and are considered material if, individually or in the aggregate, they could reasonably be expected to influence the economic decisions of users taken on the basis of this financial report.

A further description of our responsibilities for the audit of the financial report is located at the Auditing and Assurance Standards Board website (http://www.auasb.gov.au/Home.aspx) at: http://www.auasb.gov.au/auditors_responsibilities/ar1.pdf

This description forms part of our auditor’s report.

BDO East Coast Partnership

BDO

/s/ Gareth Few

Gareth Few
Partner

Sydney, 26 February 2019

ADDITIONAL SHAREHOLDER INFORMATION

SHAREHOLDER INFORMATION AS AT 22 JANUARY 2019

Shareholder Information required by the Australian Securities Exchange Limited (ASX) Listing Rules and not disclosed elsewhere in the Report is set out below.

The Company has issued a total of 76,508,678 Shares of common stock (Shares) which equates to 76,508,678 Chess Depository Receipts (CDIs). 1 CDI represents the beneficial interest in 1 Share. As at the date of this report, 23,186,498 CDIs are issued and held by 484 CDI Holders which represents 23,186,498 Shares. 53,322,180 Shares are held by 14 shareholders who have not elected to hold Company securities in the form of CDIs.

1.              Substantial shareholders

Chess Depositary Interests

The number of securities held by substantial shareholders and their associates as advised to the ASX are set out below:

Name	Number Shares	Number CDIs	%
IOOF Holdings Limited	6,015,174	6,015,174	7.862%

Fully Paid Ordinary Shares of Common Stock

Name	Number Shares	%
Firsthand Venture Investors	51,914,325	67.8542

2.              Number of security holders and securities on issue

Revasum has issued the following securities:

(a)         53,322,180 fully paid ordinary shares held by 14 shareholders;

(b)         23,186,498 CDIs held by 484 CDI holders;

(c)          10,460,550 unlisted US$0.03 options held by 9 option holders;

(d)         2,535,000 unlisted US$0.15 options held by 8 option holders;

(e)          150,000 unlisted US$1.45 options held by 2 option holders;

(f)           75,000 unlisted US$0.92 options held by 1 option holder;

(g)          2,402,160 unlisted restricted stock units held by 3 restricted stock unit holders;

(h)         657,500 unlisted US$1.26 options held by 3 option holders; and

(i)             150,000 unlisted restricted stock units held by 2 restricted stock unit holders.

Details of the Top 20 Shareholders are set out in section 7 below.

3.              Voting rights

Ordinary shares

At a meeting of the Company’s stockholders, every stockholder present, in person or by proxy is entitled to one vote for each share held on the record date for the meeting on all matters submitted to a vote of stockholders.

CDIs

CDI holders will be entitled to one vote for every one CDI they hold on the record date for the meeting on all matters submitted to a vote of stockholders.

Options

Option holders do not have any voting rights on the options held by them.

Restricted stock units

Restricted stock unit holders do not have any voting rights on the restricted stock units held by them.

4.              Distribution of security holders

	Fully Paid Shares of Common Stock
Category	Total Shareholders	Number of Shares	%
1 - 1,000	—	—	—
1,001 - 5,000	—	—	—
5,001 - 10,000	—	—	—
10,001 - 100,000	9	659,265	1.24
100,001 and over	5	52,662,915	98.76
Total	14	53,322,180	100.00

	Chess Depositary Interests (CDIs)
Category	Total CDI Holders	Number of CDIs	%
1 - 1,000	22	15,613,905	67.34
1,001 - 5,000	233	6,364,759	27.45
5,001 - 10,000	101	829,379	3.58
10,001 - 100,000	102	366,491	1.58
100,001 and over	26	11,964	0.05
Total	484	23,186,498	100.00

	Unquoted Options
Category	Total Option Holders	Number of Options	%
1 - 1,000	—	—	—
1,001 - 5,000	—	—	—
5,001 - 10,000	—	—	—
10,001 - 100,000	9	352,500	2.15
100,001 and over	13	16,077,710	97.85
Total	22	16,430,210	100.00

Note that the Unlisted Options as stated above have various exercise prices and expiry dates.

5.              Unmarketable parcel of shares

The number of CDI Holders holding less than a marketable parcel of CDIs (being AU$500) is Nil based on the Company’s closing CDI price of A$1.68, on 22 January 2019.

6.              Twenty largest shareholders of quoted equity securities

Chess Depositary Interests

Details of the 20 largest CDI Holders by registered CDI holding are as follows.

	Name	No. of CDIs	% of CDIs on issue
1	CITICORP NOMINEES PTY LIMITED	2,292,108	9.89
2	BNP PARIBAS NOMS PTY LTD	1,947,656	8.40
3	FIRSTHAND VENTURE INVESTORS	1,920,015	8.28
4	WASHINGTON H SOUL PATTINSON AND COMPANY LIMITED	1,450,000	6.25
5	NATIONAL NOMINEES LIMITED	1,203,430	5.19
6	UBS NOMINEES PTY LTD	1,110,363	4.79
7	WASHINGTON H SOUL PATTINSON AND COMPANY LIMITED	946,935	4.08
8	J P MORGAN NOMINEES AUSTRALIA PTY LIMITED	847,500	3.66
9	BNP PARIBAS NOMS PTY LTD	696,435	3.00
10	HSBC CUSTODY NOMINEES (AUSTRALIA) LIMITED - A/C 2	639,637	2.76
11	BNP PARIBAS NOMS PTY LTD	633,120	2.73
12	BNP PARIBAS NOMS PTY LTD	332,475	1.43
13	TRIPLE IMAGE FILMS PTY LIMITED	312,250	1.35
14	MR PAUL MASI & MRS ANNE MASI	216,090	0.93
15	KEMBLA NO 20 PTY LTD	175,000	0.75
16	KIDSWORKS PTY LTD	175,000	0.75
17	GD EQUITIES PTY LTD	166,230	0.72
18	MR ALLAN ZION	133,230	0.57
19	NUTSVILLE PTY LTD	107,500	0.46
20	EKE HOLDINGS PTY LTD	106,270	0.46
	Total	15,512,865	66.90
	Balance of register	7,673,633	33.10
	Grand total	23,186,498	100.00

Fully Paid Ordinary Shares of Common Stock

Details of the Shareholders by registered shareholding are as follows.

	Name	No. of Shares	%
1	Firsthand Venture Investors	51,914,325	97.36
2	Ryan Benton	276,795	0.52
3	Kevin Crofton	184,530	0.35
4	Wilbur Charles Krusell 2013 Supplemental Trust	167,265	0.31
5	Jerry Cutini	120,000	0.24
6	Cutini Family Living Trust	92,265	0.17
7	Rutgers Chow	92,265	0.17
8	Eric Jacobson	76,500	0.14
9	Bill Kalenian	76,500	0.14
10	Pat O’Connor	76,500	0.14
11	Sarah Okada	76,500	0.14
12	Belinda Reyna	76,500	0.14
13	Bryan Benton	46,125	0.09
14	Oak Ventures L P	46,110	0.09
	Total	53,322,180	100.00
	Balance of register	—	—
	Grand total	53,322,180	100.00

7.              Ryan Benton is the Company Secretary appointed under Delaware General Corporation Law.

The Company has not formally appointed an Australian Company Secretary. Ms Naomi Dolmatoff has been appointed as the Company’s ASX Representative pursuant to ASX Listing Rule 12.6.

8.              The address and telephone number of the Company’s registered office in Australia; and of its principal administrative office.

The Company’s registered office in the USA is:

C/O Incorporating Services Ltd, 3500 South Dupont Highway, Dover, Delaware 19901 USA

The Company’s Principal place of business is:

825 Buckley Road, San Luis Obispo, CA, 93401 United States.

T: +1 (805) 541 6424

The Company’s registered Australian office is:

Company Matters Pty Ltd

Level 12, 680 George Street, Sydney NSW 2000

T: +61 (02) 8280 7355

9.              The address and telephone number of each office at which a register of securities, register of depositary receipts or other facilities for registration of transfers is kept.

Link Market Services

Level 12, 680 George Street

Sydney NSW 2000 Australia

T: +61 1300 554 474

American Stock Transfer & Trust Company, LLC

6201, 15th Avenue

Brooklyn, NY 11219

T: +1 (718) 921-8386

10.       The Company’s Securities are not traded on any other exchange other than the ASX.

11.       The number and class of restricted securities or securities subject to voluntary escrow that are on issue and the date that the escrow period ends is set out as follows:

	Number of
Class	Securities	Escrow Period
ASX Restricted — shares	45,688,772	To be held in escrow for 24 months from the date of commencement of official quotation.
ASX Restricted — shares	56,985	To be held in escrow for 12 months from the date of commencement of official quotation.
ASX Restricted — unquoted options	7,296,945	To be held in escrow for 24 months from the date of commencement of official quotation.
Voluntary Restricted - shares	9,696,085	To be held in escrow until the day following the release of the Company’s 30 June 2019 half yearly results on the ASX announcement platform.
Voluntary Restricted — unquoted options	2,663,370	To be held in escrow until the day following the release of the Company’s 30 June 2019 half yearly results on the ASX announcement platform.
Voluntary Restricted - shares	417,820	To be held in escrow for 24 months from the date of commencement of official quotation.
Voluntary Restricted — unquoted options	5,708,505	To be held in escrow for 24 months from the date of commencement of official quotation.

Note: Official quotation of the Company’s CDIs occurred on 4 December 2018

12.       Review of operations and activities

A detailed review of operations and activities is reported in the 2018 Annual Report.

13.       On market buy-back

There is no current on market buy-back.

14.       Statement regarding use of cash and assets.

During the period between 4 December 2018 and 31 December 2018, the Company has used its cash and assets readily convertible to cash that it had at the time of ASX admission in a way consistent with its business objectives set out in the Prospectus dated 9 November 2018.

15.       Other

Revasum is not subject to Chapters 6, 6A, 6B and 6C of the Corporations Act 2001 (Cth) dealing with the acquisition of its shares (including substantial holdings and takeovers).